UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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CapitalSource Inc.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On April 27, 2011
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011
PROPOSAL 3 -- APPROVAL OF EXECUTIVE COMPENSATION FOR 2011
PROPOSAL 4 -- APPROVAL OF FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION (for the fiscal year ended December 31, 2010)
OUTSTANDING DIRECTOR EQUITY AWARDS AT FISCAL YEAR-END (for the fiscal year ended December 31, 2010)
EQUITY COMPENSATION PLAN INFORMATION
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
OTHER MATTERS

Office of the Executive Chairman

March 18, 2011

Dear Stockholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Stockholders to be held on April 27, 2011, at 8:00 a.m. at the Hilton Checkers Los Angeles, 535 South Grand Avenue, Los Angeles, California 90071.

There will be four proposals to be acted upon at the 2011 Annual Meeting, each of which is described in detail in our proxy statement and related materials. Your Board of Directors believes that these proposals are in the best interests of the Company and its stockholders and recommends that you vote in favor of the proposals related to the election of directors, the ratification of the Company’s registered public accounting firm and the advisory vote on the compensation of our named executive officers and in favor of conducting an annual advisory vote on the compensation of our named executive officers.

Your vote is very important. Whether or not you plan to attend the 2011 Annual Meeting in person, please vote your shares by telephone or over the Internet as described in the Notice as promptly as possible. You also may request a paper proxy card to submit your vote by mail if you prefer, although we encourage you to vote by telephone or over the Internet because it will save the Company printing costs and postage fees. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

Thank you for your continued support.

Cordially,

John K. Delaney, Executive Chairman

Steven A. Museles, Co-Chief Executive Officer

James J. Pieczynski, Co-Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 27, 2011

To Our Stockholders:

The 2011 Annual Meeting of Stockholders of CapitalSource Inc. will be held at the Hilton Checkers Los Angeles, 535 South Grand Avenue, Los Angeles, California 90071, 8:00 a.m., local time, on April 27, 2011 for the following purposes:

(1)	to consider and act upon a proposal to elect three directors to the Company’s Board;

(2)	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

(3)	to consider an advisory vote on the compensation of our named executive officers;

(4)	to consider an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers; and

(5)	to transact such other business, if any, as may properly come before the meeting.

The Board of Directors set the close of business on March 3, 2011, as the record date to determine the stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to attend the 2011 Annual Meeting. Attendance at our 2011 Annual Meeting will be limited to persons presenting a Notice or proxy card (if you received one), and picture identification. If you hold shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership at the meeting. Proof of ownership could include a proxy from your broker, bank or other nominee or a copy of your account statement.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience by telephone or Internet, or completing, signing and returning by mail a proxy card (if you received one). If you decide to attend the 2011 Annual Meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY:
(i) TELEPHONE, (ii) INTERNET, (iii) COMPLETING, SIGNING AND RETURNING A PAPER PROXY CARD (IF YOU RECEIVED ONE) BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m. Eastern Time on April 26, 2011.

By Action of the Board of Directors

Joseph Turitz
General Counsel and Corporate Secretary

5404 Wisconsin Avenue, 2nd Floor
Chevy Chase, Maryland 20815
March 18, 2011

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

April 27, 2011

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of CapitalSource Inc. for the 2011 Annual Meeting of Stockholders to be held on April 27, 2011 at 8:00 a.m. at the Hilton Checkers Los Angeles, 535 South Grand Avenue, Los Angeles, California 90071 and at any adjournment or postponement thereof. As a stockholder, you are invited to attend the 2011 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Internet Availability of Proxy Materials

Under the rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our 2010 Annual Report on Form 10-K) to each stockholder. As a result, unless you previously elected to receive paper copies or request them this year, you will not receive paper copies of these proxy materials. We are sending to our stockholders (other than those that previously elected to receive paper copies) a Notice of Internet Availability of Proxy Materials (“Notice”), which will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you as to how you may access your proxy card to vote your shares by telephone or over the Internet. If you would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

It is anticipated that the Notice will be mailed to stockholders on or about March 18, 2011.

Who Can Vote

Stockholders of record on March 3, 2011 may attend and vote at the 2011 Annual Meeting or have their votes by proxy counted if they do not attend in person. On that date, there were 323,331,112 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter presented. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of capital stock outstanding on March 3, 2011 and entitled to vote at the 2011 Annual Meeting will constitute a quorum to conduct business. Shares represented by proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. Shares held in a broker’s account that are voted by the broker or other nominee on some but not all matters will be treated as shares present for purposes of determining the presence of a quorum.

A list of stockholders entitled to vote at the 2011 Annual Meeting will be open to examination by any stockholder, for any purpose germane to the 2011 Annual Meeting, at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815 during normal business hours for a period of ten days before the 2011 Annual Meeting and at the 2011 Annual Meeting.

Voting Procedures

You may vote your shares of CapitalSource stock by any of the following methods:

By Telephone or the Internet — Stockholders can vote their shares via telephone or the Internet as instructed in the Notice. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

The telephone and Internet voting facilities will close at 11:59 p.m. Eastern Time, on April 26, 2011.

By Mail — Stockholders that receive a paper proxy card may vote by mail by completing, signing and dating their proxy cards and mailing them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by April 26, 2011, or the deadline imposed by your bank, broker or other agent for your shares to be voted.

In Person — Shares held in your name as the stockholder of record may be voted by you in person at the 2011 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2011 Annual Meeting only if you provide at the meeting a legal proxy from the bank, broker or other agent that holds your shares giving you the right to vote the shares.

Shares represented by proxies will be voted as directed by the stockholder. Unless you direct otherwise, if you grant a proxy, your shares will be voted as follows:

(1) FOR the Board’s three nominees for the Board of Directors;

(2) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

(3) FOR the advisory vote on the compensation of our named executive officers;

(4) FOR ONE YEAR on the advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers; and

(5) in the discretion of the proxy holder, on any other matter to be presented at the 2011 Annual Meeting.

You may revoke any proxy you grant at any time prior to its exercise by: (1) submitting a new proxy with a later date, including a proxy given over the Internet or by telephone; (2) notifying our Corporate Secretary in writing of your revocation of the prior proxy before the 2011 Annual Meeting; or (3) voting in person at the 2011 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your bank, broker or other agent following the instructions they provide, or, if you have obtained a legal proxy from your bank, broker or other agent giving you the right to vote your shares, by attending the 2011 Annual Meeting and voting in person. Any stockholders owning shares in street name who wish to revoke voting instructions previously given to their broker, bank or other nominee should contact such broker, bank or other nominee for further instructions.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Currently, our Board of Directors is composed of 9 directors, divided into three classes, with all directors elected to serve for three-year terms. The Board held 13 meetings during 2010 and each of the directors attended at least 75% of the meetings of the Board and applicable committees of the Board held during his or her term of service. In accordance with the Company’s policy on director attendance at annual meetings, all of our directors who then served on the Board attended last year’s annual meeting.

The Board conducts its business through meetings of the Board and its committees, including the Audit Committee, the Compensation Committee, the Asset, Liability and Credit Policy Committee and the Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are each composed entirely of independent directors as required by the rules of the New York Stock Exchange (the “NYSE”).

Board Leadership Structure

Effective January 1, 2010, we formed an Office of the Chairman comprising our founder, Chairman of the Board and former CEO, John K. Delaney, as Executive Chairman, and Steven A. Museles and James J. Pieczynski, our Co-Chief Executive Officers and members of our Board. The Board has determined that the combined roles of Executive Chairman and Chairman of the Board of the Company are in the best interests of our stockholders. Mr. Delaney has been and continues to be well situated as Executive Chairman to guide the overall strategic direction of the Company and focus the Board on the risks that the Company faces as well as strategic opportunities for the Company.

Our Principles of Corporate Governance, which are available on our website, provide for a majority of directors to be independent from management and the appointment of an independent presiding director selected by and from the independent directors. Our Principles of Corporate Governance provide for our independent presiding director, among other responsibilities, to coordinate the activities of the independent directors, to serve as a liaison between executive management and the independent directors, to preside at executive sessions of the independent directors with authority to call additional executive sessions or meetings of the independent directors, to preside at Board meetings in the chairman’s absence, to approve agendas and schedules for Board meetings, and to be available for consultation and direct communication with major stockholders if requested.

Audit Committee

Our Audit Committee currently consists of William G. Byrnes, who serves as Chairman, Sara Grootwassink Lewis and C. William Hosler. Each of the foregoing Audit Committee members has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors and under the independence standards adopted by the Securities and Exchange Commission (“SEC”) that are applicable only to audit committee members. A discussion of these standards is set forth below under “Corporate Governance — Independent Directors.” Our Audit Committee’s charter provides that the Audit Committee shall have a designated “audit committee financial expert” within the meaning of SEC rules. Our Board has determined that all members of the Audit Committee qualify as audit committee financial experts.

The Audit Committee’s primary duties and assigned roles are to:

•	serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance, generally, of our internal audit function;

•	oversee the audit and other services of our outside independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of our outside independent registered public accounting firm, which reports directly to the Audit Committee;

•	provide an open avenue of communication among our outside independent registered public accounting firm, accountants, financial and senior management, the internal auditing department, and our Board;

•	resolve any disagreements between management and our outside independent registered public accounting firm regarding financial reporting; and

•	consider and approve transactions between the Company and our directors, executive officers, nominees for directors or 5% or greater beneficial owners, any of their immediate family members or entities affiliated with them.

The Audit Committee met 11 times during 2010. The Audit Committee charter mandates that the Audit Committee approve all audit, audit-related, tax and other services conducted by our independent registered public accounting firm. The Audit Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Audit Committee charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Compensation Committee

Our Compensation Committee currently consists of Timothy M. Hurd, who serves as Chairman, Frederick W. Eubank, II and C. William Hosler, each of whom has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors. The Compensation Committee has the overall responsibility, power and authority to evaluate, approve and recommend to the Board the compensation of the Company’s directors and executive officers. Messrs. Delaney, Museles and Pieczynski review and make recommendations to the Compensation Committee regarding the compensation of the other named executive officers, but do not participate in decisions as to their own compensation.

The Compensation Committee retained Frederic W. Cook & Co., or FW Cook, an independent executive compensation consulting firm, during 2010, to evaluate alternatives for the compensation of our Chief Financial Officer and the Chief Executive Officer of our subsidiary, CapitalSource Bank.

The Compensation Committee met 9 times during 2010. The Compensation Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Compensation Committee charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Asset, Liability and Credit Policy Committee

Our Asset, Liability and Credit Policy (“ALCP”) Committee currently consists of Andrew B. Fremder, who serves as Chairman, John K. Delaney and Frederick W. Eubank, II. The purpose of the ALCP Committee is to oversee and review the Company’s asset, liability and credit risk management activities and strategies including the significant policies, procedures, and practices employed to manage these risks.

The ALCP Committee met 6 times during 2010. The ALCP Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the ALCP Committee charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Sara Grootwassink Lewis, who serves as Chairman, and Andrew B. Fremder. Each member has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors. The primary functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become Board members and determine whether each director and director nominee is qualified to be a Board member, in each case taking into consideration the qualification criteria set forth in its charter;

•	recommend to the Board candidates for election or re-election to, or removal from, the Board;

•	consider and make recommendations to our Board concerning the size and composition of the Board;

•	consider from time to time the Board committee structure, duties, authorities and makeup;

•	recommend to the Board retirement policies and procedures affecting Board members; and

•	take a leadership role with respect to the development, implementation and review of our Company’s corporate governance.

The Nominating and Corporate Governance Committee assesses whether our directors and director candidates possess the experience, qualifications, attributes and skills to serve as directors, all in the context of an assessment of the perceived needs of the Board. For those director candidates that appear upon first consideration to meet the Nominating and Corporate Governance Committee’s criteria, it engages in further research to evaluate their candidacies. The Nominating and Corporate Governance Committee considers whether directors and director nominees bring diverse perspectives and life experiences to the Board and its charter sets forth criteria for the Committee to consider in evaluating current directors and potential director nominees including the following:

•	the highest level of personal and professional integrity and ethical character as well as reputations, both personal and professional, consistent with the image and reputation the Company seeks to uphold;

•	sound business judgment on, and creative and visionary approaches to, a broad range of issues;

•	financial literacy and a sound understanding of business strategy, business environment, corporate governance and board operations;

•	significant ability and experience, and proven superior performance, in relevant professional, policy or academic endeavors;

•	relevant leadership experience at a high level business, policy or leadership position in complex organizations, including medium to large companies, government, educational and other non-profit institutions;

•	expertise in accounting, finance, healthcare, financial institutions, compensation, governance, legal matters, regulated institutions or activities, strategy, industry knowledge and/or general business matters; and

•	the ability and commitment to serve on the Board for an extended period.

In making recommendations for director nominees for the annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider any written suggestions of stockholders received by the Corporate Secretary of the Company by no later than 120 days prior to the anniversary of the Company’s proxy statement issued in connection with the prior year’s annual meeting of stockholders. Suggestions must be mailed to CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary. The manner in which director nominee candidates suggested in accordance with this policy are evaluated does not differ from the manner in which candidates recommended by other sources are evaluated.

The Nominating and Corporate Governance Committee met 5 times during 2010. The Nominating and Corporate Governance Committee charter is posted on our website at http://www.capitalsource.com. You may obtain a copy of the Nominating and Corporate Governance Committee charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Corporate Governance

We are dedicated to establishing and maintaining high standards of corporate governance. Our executive officers and the members of our Board have worked together to construct a comprehensive set of corporate governance initiatives that we believe serve the long-term interests of our stockholders and employees. As discussed in more detail below, we believe our corporate governance initiatives comply fully with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder, as well as the corporate governance listing standards adopted by the NYSE and approved by the SEC. On an ongoing basis, our Board continues to evaluate our corporate governance principles and policies.

Independent Directors

For the Board to have a substantial degree of independence from management, a majority of directors must be independent of management, in both fact and appearance, and must satisfy the independence criteria of the NYSE and any other legal requirements.

The NYSE’s corporate governance listing standards include a requirement that a majority of directors of NYSE-listed companies be “independent.” For a director to be “independent” under these rules, the Board must affirmatively determine that the director has no material relationship with us, either directly or as a partner, stockholder, or officer of an organization that has a relationship with us. In addition, the NYSE’s rules set forth certain relationships between a director, or an immediate family member of a director, and the Company which would preclude the Board from determining a director to be independent.

To further assist the Board in evaluating the materiality of relationships for purposes of assessing the independence of incumbent directors and director nominees, the Board has adopted objective standards as permitted by the NYSE rules. The objective standards our Board has adopted do not override the NYSE’s rules on independence. A relationship that is not disqualifying under the NYSE standards will nevertheless be further evaluated against our objective standards in determining a director’s independence. Our objective standards provide that a director who served or has served as an executive officer of a charitable organization to which our contributions, in any of the past three fiscal years, do not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues may be considered independent by the Board. In addition, the objective standards provide that lending and investment transactions between us and any of our directors (or their immediate family members) or any entity for which any of our directors (or their immediate family members) is an executive officer or general partner (any of the foregoing, a “Related Person”), or any other entity in which any one or more Related Persons individually or in the aggregate (aggregating the interests of all such persons), directly or indirectly, possesses a 10% or greater equity or voting interest or that is otherwise controlled by any one or more Related Persons individually or in the aggregate will be deemed by the Board not to be material if:

•	such transaction was made in the ordinary course of business and on substantially the same terms as those for comparable transactions with our unrelated clients;

•	with respect to extensions of credit, we followed credit underwriting procedures that were not less stringent than those for comparable transactions with our unrelated clients;

•	the maximum amount of funds proposed to be committed did not, at the time of the commitment, exceed 2% of our total consolidated assets; and

•	taken together with all funds proposed to be committed to a Related Person together with all entities associated with such Related Person as described above, the aggregate amount of funds proposed to be committed to such entities did not, at the time of the commitment, exceed 5% of our total consolidated assets.

Finally, under our objective standards other business relationships between us and any Related Person or entity associated with such Related Person as described above made in the ordinary course of business and on substantially the same terms as those for comparable transactions with our unrelated clients are deemed by the Board not to be material.

Except in the cases of Messrs. Delaney, Museles and Pieczynski, who are Company employees, the Board is not aware of any relationship between us and any of our directors other than those deemed not to be material in accordance with these objective standards. Accordingly, the Board has determined that all of the Board’s current non-management members are “independent” directors for the purposes of the NYSE’s rules and our objective standards.

SEC rules impose additional independence requirements for all members of the Audit Committee. These rules set forth two basic criteria. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or its affiliates, other than in their capacities as directors of the Company or any of its subsidiaries or as members of any Board committee of the Company or its subsidiaries. The second basic criterion for determining independence provides that a member of the Audit Committee may not be an affiliated person of the Company or any subsidiary of the Company apart from his or her capacity as a director of the Company or any of its subsidiaries or as member of any Board committee. As noted above, Messrs. Byrnes and Hosler and Ms. Grootwassink Lewis qualify as “independent” under these SEC rules.

Consistent with the NYSE’s corporate governance listing standards, our Principles of Corporate Governance call for the non-management directors to meet in regularly scheduled executive sessions without management. Mr. Byrnes served as the presiding independent director at the executive sessions held during 2010 and has been selected to serve as the presiding independent director at any executive sessions held in 2011.

Communicating with Your Board

Interested parties, including stockholders, may communicate their concerns directly to the full Board, the presiding independent director or the non-management directors as a group by writing to the Board of Directors, the presiding independent director or the non-management directors, c/o CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Presiding Director or Non-Management Directors c/o Corporate Secretary.

The Board’s Role in Risk Oversight

We take an enterprise-wide approach to risk management designed to support our organizational and strategic objectives and to enhance shareholder value. Global risk oversight is conducted by senior management and overseen by the Board. As part of its oversight responsibilities, the Board monitors how management operates the Company and manages strategic, credit, liquidity, financial, market, regulatory/compliance, legal, fraud, reputation, compensation and operational risks. The involvement of the full Board in setting our business strategy is a fundamental part of its assessment and establishment of appropriate risk tolerances for the Company.

While the full Board is responsible for risk oversight, committees of the Board provide direct oversight of risks arising from specific activities. The Audit Committee oversees financial and accounting risk, including internal controls, and operational and regulatory risk. The Audit Committee receives periodic risk assessment reports from our internal audit department and from our independent registered public accounting firm assessing the primary accounting and financial risks facing us and management’s considerations for mitigating these risks. The Audit Committee also assesses the guidelines and policies that govern the processes for identifying and assessing significant financial and accounting risks and formulating and implementing steps to minimize such risks and exposures. The Audit Committee considers risks in the financial reporting and disclosure process and reviews policies on financial risk control assessment and accounting risk exposure. The Audit Committee meets with management, including our Co-Chief Executive Officers, Chief Financial Officer, our internal audit department and our independent registered public accounting firm in executive sessions at least quarterly, and with our General Counsel as necessary from time to time.

The Audit Committee also supervises the internal audit function, which provides the Audit Committee with periodic assessments of our risk management processes and internal quality control procedures. The Audit Committee periodically reviews our internal audit department, including its independence and reporting authority and obligations and the development and coordination of proposed audit plans for coming years. The Audit Committee receives notification of material adverse findings from internal audits and a progress report at least quarterly on the proposed internal audit plan, as appropriate, with explanations for changes from the original plan. The Audit Committee reviews with management and the independent audit department the adequacy of our internal control structure and procedures for financial reporting and the resolution of any identified material weaknesses or significant deficiencies in such internal control structure and procedures.

The ALCP Committee meets periodically but no less frequently than quarterly and assists the Board in overseeing and reviewing our asset, liability and credit risk management and strategies, including the significant policies, procedures and practices employed to manage these risks. The ALCP Committee periodically reviews our liquidity and cash management, the quality of our loan portfolio, and the Company’s credit practices, policies and procedures. The ALCP Committee also reviews information regarding problem assets and portfolio concentrations and trends.

The Compensation Committee provides oversight with respect to compensation-related risks and strives to ensure that our incentive and other compensation policies and practices are consistent with our business strategies and in compliance with applicable laws and regulatory guidance. Management regularly assesses our compensation policies and practices to identify and mitigate compensation-related risks as appropriate.

While the Board has ultimate oversight responsibility for our risk management, we have utilized, and continue to utilize, management level committees to actively assess and manage our risks. As of February 2011, our Board established a formal enterprise-wide management level Enterprise Risk Management (“ERM”) infrastructure that aligns with bank regulatory guidance. The ERM infrastructure is governed by a Board-approved ERM Policy and administered by a management ERM Committee (“ERMC”) chaired by our Chief Compliance Officer. The ERMC comprises executive and senior level management and reports to the Board on enterprise-wide risks and risk management. The ERMC is responsible for implementing risk identification, assessment and monitoring systems, where applicable, and has oversight responsibility for the processes that identify, measure, mitigate and report on the Company’s risk categories, including strategic, credit, liquidity, financial, market, regulatory/compliance, legal, fraud, reputation, compensation and operational risks.

Principles of Corporate Governance

Our Principles of Corporate Governance address a number of other topics, including:

•	director independence and qualification standards;

•	director responsibilities and continuing education;

•	director compensation;

•	director attendance and retirement;

•	management succession;

•	annual Board self-evaluations; and

•	director communication, committees and access to management.

We have from time to time in the past made, and we may from time to time in the future make, loans to or investments in the equity securities of, companies in which our directors, executive officers, nominees for directors or 5% or greater beneficial owners, their immediate family members or their affiliates have material interests. Our Board has delegated to the Audit Committee the authority to consider and approve transactions of these types. For a period of time, our Audit Committee provided a general approval for any transaction in which we purchased debt instruments from non-affiliated syndication agents or third parties other than the underlying obligors where we had no contact with the underlying affiliated obligors or counterparties, and for such selling entities also are not affiliated with us or the underlying affiliated obligors or counterparties and any subsequent amendments, waivers or consents with respect thereto provided that they are consummated through interaction only with non-affiliated third party agents or other lenders. Each of our related party loans and investments is required to be subject to the same due diligence, underwriting and rating standards as the loans and investments that we make to unrelated third parties.

Our Nominating and Corporate Governance Committee reviews the Principles of Corporate Governance on an annual basis, and the Board reviews and acts upon any proposed additions or amendments to the Principles of Corporate Governance as appropriate. The Principles of Corporate Governance are posted on our website at http://www.capitalsource.com. You may obtain a copy of our Principles of Corporate Governance without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Ethics Policy

Our Board and Audit Committee have also adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This Code sets forth our policies and expectations on a number of topics, including:

•	compliance with laws, including insider trading;

•	preservation of confidential information relating to our business and that of our clients;

•	conflicts of interest;

•	reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

•	corporate payments;

•	corporate opportunities; and

•	the protection and proper use of our assets.

We have “whistleblower” procedures for receiving and handling complaints from employees. As discussed in the Code, we have made available an e-mail address and a confidential telephone hotline for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters. Any concerns regarding accounting or auditing matters reported via e-mail or to this hotline are communicated directly to the Audit Committee Chairman.

The Audit Committee reviews the Code on an annual basis, and the Board reviews and acts upon any proposed additions or amendments to the Code as appropriate. The Code is posted on our website at http://www.capitalsource.com. You may obtain a copy of the Code without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary. Any amendments to the Code, or waivers of the Code for executive officers or directors, will be posted on the Company’s website and similarly provided without charge upon written request to this address.

Approval of Proposal 1

The three nominees who receive the most affirmative votes will be elected as directors. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF THE THREE NOMINEES TO SERVE AS DIRECTORS.

The ages as of March 15, 2011, principal occupations and business experience of the Board’s nominees and of the continuing directors are described below. Each of the directors other than Messrs. Delaney, Museles and Pieczysnki has been determined to be an independent director under the rules of the NYSE. The biographies of each of the nominees and continuing directors contain information about the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and Board to determine that the person currently should serve as a director.

The following have been nominated for election at the 2011 Annual Meeting for a term that ends at the 2014 Annual Meeting:

Frederick W. Eubank, II

Mr. Eubank, 47, has been a Managing Partner of Pamlico Capital Management, LP, a private equity firm, since March 2010. From 1989 to 2010, Mr. Eubank served in various capacities at Wachovia Capital Partners, the principal investing arm of Wachovia Corporation, most recently as a Managing Partner from 2005 until

March 2010. Mr. Eubank served on the board of directors of Comsys IT Partners, Inc., a professional services firm, from September 2004 to April 2010. Mr. Eubank currently serves on the boards of directors of Windy City Investments Holdings, L.L.C., Windy City Investments, Inc. and Nuveen Investments, Inc., a Chicago based investment management firm. Mr. Eubank has been a member of our Board since our inception in 2000. Mr. Eubank has extensive experience in corporate finance and investment, and has significant experience in the financial services industry.

Timothy M. Hurd

Mr. Hurd, 41, has been a Managing Director of Madison Dearborn Partners, LLC, a Chicago based private equity investment firm, since 2000. Mr. Hurd currently serves on the boards of directors of Windy City Investments Holdings, L.L.C., Windy City Investments, Inc. and Nuveen Investments, Inc., a Chicago based investment management firm. Mr. Hurd has been a member of our Board since our inception in 2000. Mr. Hurd has extensive investment experience in the financial services industry.

Steven A. Museles

Steven A. Museles, 47, has served as a director and our Co-Chief Executive Officer since January 2010. Mr. Museles previously served as our Executive Vice President, Chief Legal Officer and Secretary from our inception in 2000 until January 2010, and in similar capacities for CapitalSource Bank from July 2008 through December 2009. Mr. Museles has strong executive experience, including in regulated financial institutions, extensive experience in corporate and securities laws, corporate finance and corporate governance matters and strong strategic planning skills.

The following directors are serving on the Board for a term that ends at the 2012 Annual Meeting:

William G. Byrnes

Mr. Byrnes, 60, has been a member of our Board since October 2003. He has been a private investor since 2001. In September 2006, he co-founded, and he currently acts as the Managing Member of, Wolverine Partners LLC, which operates MutualDecision.com, a mutual fund information website. Mr. Byrnes was a co-founder of Pulpfree, d/b/a BuzzMetrics, a consumer-generated media research and marketing firm, and served as its chairman from June 1999 to September 2005. Mr. Byrnes served on the boards of directors and audit committees of Sizeler Property Investors, Inc., an equity real estate investment trust, from May 2002 to December 2006 and La Quinta Corporation, a Dallas based lodging company, from May 1998 to January 2006. Mr. Byrnes currently is a member of the board of directors and audit committees of LoopNet, Inc., an information services provider to the commercial real estate industry, and Washington Real Estate Investment Trust, an equity real estate investment trust. Mr. Byrnes has strong financial skills, has served on the board of directors and audit committees for several publicly traded companies and has extensive executive, capital markets and corporate governance experience.

John K. Delaney

John K. Delaney, 47, founder of the Company, has served as our Executive Chairman since January 2010, as a director and Chairman of our Board since our inception in 2000, and as our Chief Executive Officer from our inception in 2000 until January 2010. Mr. Delaney is also Chairman of the Board of Directors of CapitalSource Bank. Mr. Delaney also serves as the Co-Chief Executive Officer and as a director of AlliancePartners LLC, an asset management and services firm. Mr. Delaney has extensive executive experience in leading financial services companies, including experience in regulated financial institutions. Mr. Delaney has strong skills in corporate finance and strategic planning.

Sara Grootwassink Lewis

Ms. Grootwassink Lewis, 43, has been a member of our Board since April 2004. She is a private investor and Chief Executive Officer of Lewis Corporate Advisors, LLC, a capital markets and board advisory firm. She served as the Chief Financial Officer of Washington Real Estate Investment Trust from May 2002 through February 2009. She joined Washington Real Estate Investment Trust in December 2001 as Managing Director, Finance and Capital Markets. Ms. Grootwassink Lewis currently serves on the board of directors and audit committee of PS Business Parks, Inc. an owner, operator and developer of commercial properties. Ms. Grootwassink Lewis is a chartered financial analyst, has served as the Chief Financial Officer of a publicly traded company and has extensive experience in corporate finance and the real estate industry. Ms. Grootwassink Lewis has strong strategic planning and accounting skills.

The following directors are serving on the Board for a term that ends at the 2013 Annual Meeting:

Andrew B. Fremder

Mr. Fremder, 49, is the co-founder and has been President and member of the board of directors of East Bay College Fund, a private non-profit corporation, since April 2003. Mr. Fremder also served as a managing member and Chief Financial Officer of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., each a San Francisco-based investment advisory firm, until 2003, and acted as a consultant to them through December 2008. Mr. Fremder has been a member of our Board since our inception in 2000. Mr. Fremder has extensive experience in corporate finance and investment and has significant experience in the financial services industry and in a regulated institution.

C. William Hosler

Mr. Hosler, 47, is the Chief Financial Officer and member of the board of directors of Catellus Acquisition Company, LLC, a commercial real estate property ownership, management and development company. From November 2008 until March 2011, Mr. Hosler provided consulting services to private equity firms Rockwood Capital and TPG Capital. Mr. Hosler served as Chief Financial Officer of the Marcus & Millichap Holding Companies, a privately held investment and real estate services company based in Palo Alto, California from January 2008 until November 2008. Prior to that, from June 2007 through December 2007 and July 2006 until June 2007 he was a consultant to and Chief Financial Officer of Mirion Technologies, a privately-held radiation detection, measuring and monitoring company based in San Ramon, California. From September 2005 until March 2006, Mr. Hosler worked at Prologis, a real estate development and operating company. Mr. Hosler has been a member of our Board since July 2007 and currently also serves as a director of CapitalSource Bank. Mr. Hosler has a strong background in commercial real estate and has been the chief financial officer of several significant companies, including seven years as chief financial officer of a public, NYSE listed company.

James J. Pieczynski

James J. Pieczynski, 48, has served as a director and our Co-Chief Executive Officer since January 2010. Mr. Pieczynski previously served as our President — Healthcare Real Estate Business from November 2008 until January 2010, our Co-President — Healthcare and Specialty Finance from January 2006 until November 2008, our Managing Director — Healthcare Real Estate Group from February 2005 through December 2005, and our Director — Long Term Care from November 2001 through January 2005. Mr. Pieczynski served on the board of directors and audit committee of Florida East Coast Industries Inc., a Florida-based real estate company, from June 2004 until June 2006. Mr. Pieczynski has strong executive experience in the healthcare real estate industry, with strong accounting and leadership skills.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for 2011. A representative of E&Y is expected to be present at the 2011 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of E&Y as our independent registered public accounting firm is not required by our bylaws or otherwise. The Audit Committee, pursuant to its charter and the corporate governance rules of the NYSE, has sole responsibility for the appointment of the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of E&Y to the stockholders for ratification as a matter of good corporate governance.

Approval of Proposal 2

Ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for 2011 requires the affirmative vote of a majority of the votes cast on the proposal at the 2011 Annual Meeting by the stockholders entitled to vote. If this appointment is not ratified, the Audit Committee may reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

PROPOSAL 3 — APPROVAL OF EXECUTIVE COMPENSATION FOR 2011

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) promulgated under the Securities Exchange Act of 1934, as amended, we are providing our stockholders an opportunity to indicate whether they support our named executive officer compensation as described in detail in the “Compensation Discussion and Analysis” and the accompanying tables in the Executive Compensation section beginning on page 19 of this proxy statement. This non-binding advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.

We actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the Company tools to attract and retain the best talent.

As discussed in the Compensation Discussion and Analysis beginning on page 19 of this proxy statement, we believe that our executive compensation program appropriately links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders.

Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders of the Company approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

To be approved, the number of votes cast “FOR” the advisory resolution must exceed the votes cast “AGAINST” the advisory resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THIS PROPOSAL.

PROPOSAL 4 — APPROVAL OF FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are also seeking a non-binding advisory vote on the frequency with which say-on-pay votes, similar to Proposal 3 in this proxy statement, should be held in the future. This advisory vote is commonly referred to as “say on frequency.” Under the Dodd-Frank Act, promulgated under the Securities Exchange Act of 1934, as amended, stockholders may vote to indicate their preference for conducting a say-on-pay vote:

•	Every year;

•	Every two years; or

•	Every three years.

Stockholders may also abstain from voting on this proposal.

Our Board has determined that holding a say-on-pay vote every year is the most appropriate alternative for the Company. In recommending an annual advisory vote on executive compensation, our Board considered that an annual vote will allow our stockholders to provide us with timely feedback on our compensation policies and practices as disclosed in the proxy statement every year, which will allow us to take action, if appropriate, on a real-time basis. Additionally, an annual say-on-pay vote is consistent with our general policy of seeking regular input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation policies and practices.

Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders of the Company approve, on an advisory basis, to have a vote on say-on-pay every year.”

Because this proposal is advisory, it will not be binding on the Company, and the Board and the Compensation Committee may determine to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders. However, the Board values our stockholders’ opinions, and the Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR A FREQUENCY OF “ONE YEAR” FOR ADVISORY SAY-ON-PAY VOTES.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, we have entered into transactions with our directors, executive officers, nominees for directors or 5% or greater beneficial owners, their immediate family members or entities affiliated with them. These transactions have been approved to the extent applicable in accordance with our policies described above.

Option Grant by Officers

In December 2002, to provide additional incentives to two of our employees, including our current Co-CEO James J. Pieczynski, Mr. Delaney and Mr. Jason M. Fish, our former Chief Investment Officer and former director, granted us an option to purchase 105,000 shares of our common stock held by them at a price of $8.52 per share. In turn, we entered into reciprocal agreements with Mr. Pieczysnki and the other employee, providing for the grant of options to purchase an identical number of shares at the same price. The options we granted to them vested 20% on the date of grant and vested in equal installments over the next four anniversaries of the grant date, and will expire in December 2012 if not previously exercised. In connection with our earnings and profits dividend paid in February 2006, the total number of shares underlying the option and the exercise price were adjusted to 114,187 and $7.83, respectively. We have agreed that we will not exercise our option from Messrs. Delaney and Fish except to acquire shares for delivery upon an exercise by one of the employees of the mirror option. We did not acquire any shares from Messrs. Delaney and Fish in connection with any exercises of this option during 2010.

Sublease with AlliancePartners LLC

Mr. Delaney, our Executive Chairman and Chairman of our Board, is Co-Chief Executive Officer and a member of the board of directors of AlliancePartners LLC, an asset management and services firm, and maintains a financial interest in AlliancePartners LLC. In December 2010, we entered into a 24-month sub-lease agreement for office space in Chevy Chase, Maryland to AlliancePartners LLC pursuant to which we are paid an average of $0.6 million annually over the term of the lease. The sub-lease is terminable by AlliancePartners LLC on six-month written notice.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee comprises Timothy M. Hurd, Chairman, Frederick W. Eubank, II and C. William Hosler. No member of the Compensation Committee was an officer or employee of the Company or any subsidiary of the Company during fiscal year 2010.

Loans to or Investments Made in Portfolio Companies of Affiliates of Compensation Committee Members and other Related Party Transactions

Messrs. Hurd, Eubank and Hosler are members of the Compensation Committee. Mr. Hurd is a Managing Director of Madison Dearborn Partners, LLC. Mr. Eubank is a Managing Partner of Pamlico Capital Management, LP. and Mr. Hosler is Chief Financial Officer of Catellus Acquisition Company, LLC. We have from time to time in the past made, and may from time to time in the future make, loans to, or investments in the equity securities of, companies in which these Compensation Committee members or their affiliates have material interests. Our policies and procedures for consideration and approval of these types of transactions are described above under “Proposal 1 — Corporate Governance.”

Below is a list of the transactions we have entered into with entities affiliated with a member of the Compensation Committee or 5% or greater beneficial owners of our common stock that were outstanding at times from January 1, 2010 through February 28, 2011. All of these transactions have been approved as applicable, in accordance with our policies described above. There were no other transactions since the beginning of fiscal year 2010 that required Board approval under such policies or where such required approval was not obtained.

In November 2007, we purchased (at a discount) a term loan and a revolving loan to Nuveen Investments, Inc., a company in which affiliates of Madison Dearborn Partners, LLC hold an interest. In March 2008, we increased our revolving loan by purchasing from an unaffiliated third party a $10.0 million commitment under Nuveen’s revolving credit facility. In December 2010, we entered into an agreement to sell these loans which closed in January 2011. During 2010, no principal was paid under the term loan, and the largest aggregate amount of principal outstanding under these loans was $36.7 million. For the year ended December 31, 2010, we recognized a loss of $1.6 million for these loans.

In February 2007, we purchased a revolving loan to The Yankee Candle Company, Inc., a company in which affiliates of Madison Dearborn Partners, LLC hold an interest. During 2010, the largest amount of principal outstanding under the loan was $12.2 million. As of February 28, 2011, the principal amount outstanding under this loan was $5.6 million. For the year ended December 31, 2010, we recognized $0.3 million of interest and fees related to this loan.

In February 2007, we made a term loan and a revolving loan to Integrated Broadband Services, LLC, a company in which an affiliate of Pamilico Capital Management, LP holds an interest. In October 2008, we amended these loans to increase the principal amount of the term loan and the interest rates on the loans. The outstanding loans were repaid and the revolving facility was terminated in August 2010. During 2010, the aggregate amount of principal paid under the term loan was $27.3 million, and the largest aggregate amount of principal outstanding under these loans was $27.3 million. For the year ended December 31, 2010, we recognized $2.2 million of interest and fees related to these loans.

In January 2005, prior to the relationship being an affiliate transaction, we made two term loans and one revolving loan to certain subsidiaries of Care Realty, L.L.C., a company in which an affiliate of Baupost Group, LLC holds an interest. In June 2010, we made two additional revolving loans to certain subsidiaries of Care Realty, L.L.C. In August 2010, the original revolving loan was repaid in full and terminated. In January 2011, the term loans were repaid in full and we amended the two remaining revolving loans to change the commitment amounts. During 2010, the aggregate amount of principal paid under the term loans was $4.6 million. During 2010, the largest aggregate amount of principal outstanding under all of these loans was $130.3 million. For the year ended December 31, 2010, we recognized $5.7 million of interest and fees related to all of these loans. As of February 28, 2011, there were no amounts outstanding under the two remaining revolving loans. During 2010, The Baupost Group, L.L.C. and certain of its affiliates beneficially owned more than 5% of our outstanding common stock.

REPORT OF THE AUDIT COMMITTEE

As discussed above, the Audit Committee serves as an independent and objective body to monitor and assess our financial reporting practices and the quality and integrity of our financial reports, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee is solely responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is also responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics, or Code, and assuring appropriate disclosure of any waiver of or change in the Code for the Co-Chief Executive Officers and other senior officers, reviewing the Code on a regular basis and proposing additions or amendments to the Code as appropriate. In connection with the Code, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors and is available on the Company’s internet website at http://www.capitalsource.com.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management or the independent registered public accounting firm, nor does the Audit Committee certify that the independent registered public accounting firm is “independent”

under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of its members in business, financial and accounting matters.

During fiscal years 2010 and 2009, the Company’s independent registered public accounting firm, Ernst & Young, or E&Y, rendered services to the Company for the following fees:

	2010	2009
	($ in thousands)

Audit Fees	$3,838	$4,423
Audit-Related Fees(1)	337	927
Tax Fees(2)	1,916	1,479
All Other Fees(3)	—	—

Total	$6,091	$6,829

(1)	Audit-Related Fees relate to consultation on financial accounting and reporting issues and standards, to the extent the provision of such services by the independent registered public accounting firm is not required for compliance with the standards of the Public Company Accounting Oversight Board (United States); the performance by the independent registered public accounting firm of agreed-upon procedures in connection with certain debt transactions; the audit of our 401(k) plan; the audits and reviews of the financial statements of a carve-out entity, the issuance of consents, and assistance with and related review of documents filed with the Securities and Exchange Commission; attest services that are not required by statute or regulation, such as agreed-upon procedures reports issued annually to satisfy certain debt terms; and due diligence and accounting consultations in connection with mergers and acquisitions.

(2)	Tax Fees relate to tax compliance, tax planning and advice.

(3)	There were no services rendered other than those identified in the above categories.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee reviews and approves the list of pre-approved services and the threshold estimates of cost of performance of each. The independent registered public accounting firm is required to provide detailed information regarding the services and an estimate of the costs of performance before commencing any work. Under its pre-approval policy, the Audit Committee may delegate pre-approval authority for audit related or non-audit services not exceeding $100,000 to one of its members. The Audit Committee has delegated this authority to its Chairman. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

The Audit Committee has received from E&Y written disclosures and the letter regarding E&Y’s independence as set forth in applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with E&Y its independence. The Audit Committee has considered whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. The Audit Committee also has discussed with E&Y the matters required to be discussed by U.S. Auditing Standards, including the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and E&Y’s audit of the effectiveness of those internal controls with the internal auditors, E&Y, and management.

The Audit Committee met with management, the Company’s internal auditors and representatives of E&Y in connection with its review of the Company’s audited consolidated financial statements for the year ended December 31, 2010. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with E&Y regarding its independence under applicable requirements of the Public Company Accounting Oversight Board and the matters required to be discussed under U.S. Auditing Standards, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, and the Board approved that recommendation.

Audit Committee

William G. Byrnes, Chairman
Sara Grootwassink Lewis
C. William Hosler

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Compensation Committee of the Board of Directors.

2010 Overview

During the course of 2009, the Board completed an extensive evaluation of the Company’s management structure and concluded that the creation of an Office of the Chairman would maximize operational efficiency and ensure effective execution of key Company initiatives. Mr. Delaney, who had served as Board Chairman and CEO since founding the Company in 2000, assumed the newly created officer role of Executive Chairman and leads the Office of the Chairman. Steven A. Museles and James J. Pieczynski, two of the Company’s most seasoned and experienced executives, were appointed as Co-Chief Executive Officers. The Board believes that this management structure has been effective in achieving the Company’s objectives for 2010.

The primary decisions of the Committee in 2010, described in detail below, included establishing Co-CEO performance criteria for 2010 cash bonus compensation, amending Mr. Delaney’s employment agreement to change the periods that he will be subject to non-compete and non-solicit provisions, entering into an amended employment agreement with Douglas H. (“Tad”) Lowrey, the Chief Executive Officer and President of CapitalSource Bank, entering into a new employment agreement with Donald F. Cole, the Company’s Chief Financial Officer, making equity grants to Mr. Lowrey and Mr. Cole, and determining cash bonus award amounts for Messrs. Museles, Pieczynski, Lowrey and Cole. In addition, in February 2011, the Committee established Co-CEO performance criteria for 2011 cash bonus compensation.

The Company’s “named executive officers” for 2010 are Messrs. Delaney, Museles, Pieczynski, Lowrey and Cole.

Executive Chairman Employment Agreement Amendment

On July 16, 2010, the Company and John K. Delaney, the Company’s Executive Chairman and Chairman of the Board of Directors, entered into an amendment (the “Amendment”) to the Amended and Restated Employment Agreement between the Company and Mr. Delaney dated December 16, 2009 (the “Agreement”), to change the periods for which Mr. Delaney is subject to the Agreement’s non-compete and non-solicit provisions. The Agreement provided for Mr. Delaney’s non-compete to expire on the later of December 31, 2010, six months after this employment as Executive Chairman was terminated, or three months after he ceased to use Company office space and/or staff assistance, which the Company is obligated to provide Mr. Delaney during his service as a director and for a period of two years thereafter. Pursuant to the Amendment, the non-compete expires the later of December 31, 2010 or the date of termination of Mr. Delaney’s employment as Executive Chairman regardless of whether and for how long he thereafter continues to serve as a director and/or use Company staff or office space under the Agreement. The Agreement also had a non-solicit provision for the period of the non-compete. The Amendment changed the end date of the Agreement’s non-solicit provision prohibiting Mr. Delaney from soliciting or hiring Company employees to two years following termination of Mr. Delaney’s employment as Executive Chairman, regardless of whether and for how long he thereafter continues to serve as a director and/or use Company staff or office space.

On July 16, 2010, the Company and Mr. Delaney also entered into an amendment (the “RSU Amendment”) to restricted stock unit agreements relating to 2,190,344 restricted stock units of common stock granted to Mr. Delaney between October 2007 and October 2009, to eliminate the forfeiture of rights and clawback provisions from the restricted stock unit agreements evidencing such restricted stock units. The forfeiture of rights and clawback provisions had given the Company the right to cause an immediate forfeiture of all outstanding restricted stock units upon any breach by Mr. Delaney of the non-compete, non-solicit or confidentiality provisions applicable to him and to require Mr. Delaney to pay to the Company a cash payment (or forfeiture of shares) with respect to any common stock delivered to him pursuant to such restricted stock unit grants and agreements within two years prior to the breach determined as follows: (1) for any shares sold by Mr. Delaney prior to receiving notice from the Company, the amount of proceeds from the sale(s), and

(2) for any shares still owned, the number of shares owned times the fair market value of the shares on the date of notice from the Company.

The Board authorized the Amendment and the RSU Amendment at the request of Mr. Delaney and in recognition of his continued valuable contributions to the Company as Executive Chairman and as a director.

Bank President and Company Chief Financial Officer Employment Agreements

On July 29, 2010, CapitalSource Bank (the “Bank”) entered into an amended and restated employment agreement with Mr. Lowrey, Chief Executive Officer and President of CapitalSouce Bank, and the Company entered into an employment agreement with Mr. Cole, Chief Financial Officer of the Company.

The Committee retained Frederic W. Cook & Co., or FW Cook, an independent executive compensation consulting firm, to evaluate compensation alternatives for Messrs. Lowrey and Cole in connection with negotiating the terms of their employment agreements. FW Cook was engaged directly by the Committee, and, pursuant to the Committee’s request, reviewed the terms of the proposals made by the Committee to each of the executives, reviewed the terms of the employment agreements during the process of drafting and negotiating those agreements, provided the benchmark data for the peer group as described below, and provided the Committee with observations on current market and corporate governance best practices with respect to the material terms of the compensation proposals considered.

As part of these negotiations, the Committee analyzed the compensation levels and opportunities for comparable executives employed by companies in our then current peer group. In 2008, the Committee had revised the Company’s peer group of companies to include commercially oriented banks more closely aligned with the Company’s revised business model. The peer group was selected based on the size of each member as well as the Committee’s understanding of their commercially oriented businesses and other similarities with our banking model, and consisted of the following companies: BOK Financial Corporation, Comerica Incorporated, Cullen/Frost Bankers, Inc., CVB Financial Corporation, PacWest Bancorp, SVB Financial Group, Texas Capital BancShares Inc., and Zions Bancorporation (collectively, the “Peer Group”). Peer Group compensation data for 2009 was summarized by FW Cook and utilized by the Committee in connection with the compensation decisions reflected in the agreements for Messrs. Lowrey and Cole. Ultimately, however, in the case of each agreement, the terms of the executive’s compensation arrangements were set through the course of the arms-length negotiations between the Committee and Messrs. Lowrey and Cole, respectively.

In particular, the Committee determined to target total compensation above the 75th percentile, but below the highest paid executive for Peer Group Bank President 2009 compensation in its negotiations with Mr. Lowrey. The Committee regarded Mr. Lowrey’s performance as excellent, noting the positive and productive relationship he continues to build with the Bank’s regulators, the ratings the Bank has received in safety and soundness examinations and Mr. Lowrey’s efforts in integrating the Bank with the Parent Company to the extent permissible and appropriate under regulatory guidelines. With respect to Mr. Cole, the Committee determined to target median for cash compensation (salary and target bonus) and between the 25th percentile and median for equity grant compensation for Peer Group Chief Financial Officer 2009 compensation. This resulted in target total compensation that approximated the median of Peer Group practice. Although Mr. Cole’s activities are narrower than a typical chief financial officer due to the responsibilities of CapitalSource Bank’s chief financial officer, the Committee considered Mr. Cole’s scope of responsibility as Chief Financial Officer for our consolidated enterprise in addition to his other administrative and operational responsibilities in setting his compensation.

Douglas H. (“Tad”) Lowrey Amended and Restated Employment Agreement

On July 29, 2010, CapitalSource Bank (the “Bank”) entered into an amended and restated employment agreement (the “Lowrey Employment Agreement”) with Douglas H. (“Tad”) Lowrey. Pursuant to the Lowrey Employment Agreement, Mr. Lowrey serves as the Chief Executive Officer and President of the Bank and the Bank is required to use commercially reasonably efforts to cause Mr. Lowrey to be nominated to serve for additional terms as a director of the Bank at the expiration of his current Bank Board of Director (“Bank Board”) term during the term of the Lowrey Employment Agreement.

The Lowrey Employment Agreement has an initial term expiring on July 29, 2013, with automatic extensions for successive one-year periods thereafter, unless Mr. Lowrey or the Bank notifies the other party that it does not wish to renew the agreement. The term of the employment agreement will be automatically extended upon a “change in control” to the end of the 24-month period following such “change in control” if the remaining term is less than 24 months at that time. “Change in control” means the occurrence of one or more of the following events: (1) any person or group is or becomes a beneficial owner of more than 30% of the voting stock of the Bank or the Company; (2) within any 24-month period, the majority of either the Bank Board of Directors or the Company’s Board consists of individuals other than the respective incumbent directors; (3) the Bank or the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its respective assets; (4) the Bank or the Company transfers all or substantially all of its respective assets or business; or (5) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the stockholders of the Bank or the Company, as applicable, immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of, as applicable, the Bank or the Company or the Bank’s or the Company’s ultimate parent company if the Bank or the Company is a subsidiary of another corporation.

In accordance with the Lowrey Employment Agreement, Mr. Lowrey is paid a base salary of $500,000 per year, subject to review and increase, but not decrease, by the Bank Board and will be eligible to receive an annual cash bonus, as may be determined by the Bank Board in its discretion subject to factors determined by the Bank Board, except that, for each year after a change in control, Mr. Lowrey must be paid an annual cash bonus of at least two times his base salary as in effect on the last day of the applicable calendar year.

On July 29, 2010, the Company entered into a restricted stock agreement and option agreement with Mr. Lowrey pursuant to which the Company granted to Mr. Lowrey options to purchase 300,000 shares of the Company’s common stock at $5.26 per share and 300,000 shares of restricted stock. The options and the restricted stock will vest in equal annual amounts on each of July 29, 2011, 2012 and 2013. Except upon the circumstances described below, Mr. Lowrey will forfeit any unvested options and shares of restricted stock upon the termination of his employment with the Bank.

In addition to the base salary and bonus amounts described above, Mr. Lowrey will be entitled to additional benefits, including at least four weeks annual vacation, reimbursement of reasonable business expenses, and eligibility for all employee and executive benefit plans maintained by the Bank and generally available to the Bank’s employees, on a basis (1) prior to a change in control, that is comparable in all material respects to the benefits provided to any other member of the Company’s management committee, and (2) following a change in control, that is at least as favorable in all material respects to the benefits provided to the most senior executives of the Company.

The Lowrey Employment Agreement contains non-compete and non-solicitation provisions applicable until 12 months after the earlier of the expiration of the term of the Lowrey Employment Agreement and Mr. Lowrey’s date of termination. These provisions prohibit Mr. Lowrey from: (1) soliciting or hiring any person employed by the Bank or its affiliates or who was employed by them within 180 days prior to such solicitation or hiring; (2) soliciting any client or customer of the Bank or its affiliates or any person who was their client or customer within 180 days prior to such solicitation; (3) providing services to any entity if (i) during the preceding 12 months more than 10% of the revenues of such entity and its affiliates was derived from any business from which the Bank or any of its affiliates derived more than 10% of its consolidated revenues during such period (a “Bank Material Business”) or (ii) the services to be provided by Mr. Lowrey are competitive with a Bank Material Business and substantially similar to those previously provided by Mr. Lowrey to the Bank or any of its affiliates, except that Mr. Lowrey may provide services to such a business following a change in control of the Bank or the Company; or (4) owning an interest in any entity described in subsection (3)(i) immediately above. Mr. Lowrey is restricted from serving as a director for a publicly traded company without the Bank Board’s approval, which will not be unreasonably withheld.

The Lowrey Employment Agreement also contains non-disclosure provisions requiring Mr. Lowrey to not use, disclose, or transfer any of the Bank’s or any of its affiliate’s confidential information either during or after employment and non-disparagement provisions requiring the Bank, the Bank’s affiliates and Mr. Lowrey to not engage in derogatory or disparaging communications regarding Mr. Lowrey, the Bank or any of the Bank’s affiliates.

If Mr. Lowrey’s employment terminates because of his death, the Bank will pay a cash lump sum payment equal to one year’s base salary reduced by the amount of any payments to Mr. Lowrey’s estate paid on account of any life insurance policy provided by the Bank for the benefit of Mr. Lowrey, and (1) any compensation deferred by Mr. Lowrey prior the termination date and not previously paid to Mr. Lowrey, (2) any amounts or benefits owing to Mr. Lowrey or his beneficiaries under any applicable Bank benefit plans, programs or arrangements, and (3) any amounts owing to Mr. Lowrey for reimbursement of expenses (collectively, the “Accrued Benefits”). If Mr. Lowrey’s employment terminates because of his disability, the Bank will pay Mr. Lowrey’s base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. Upon Mr. Lowrey’s death or disability, all outstanding equity awards held by Mr. Lowrey will immediately vest, except that the option and restricted stock awards granted to Mr. Lowrey on July 29, 2010 will accelerate as follows (if not otherwise then vested to a greater extent): (i) 50% upon death or termination for disability occurring prior to July 29, 2011, (ii) 75% upon death or termination for disability occurring after July 29, 2011 and before July 29, 2012, and (iii) 100% upon death or termination for disability occurring after July 29, 2012. All options will remain exercisable for the length of the original terms.

If Mr. Lowrey’s employment is terminated by the Bank with “cause” or by Mr. Lowrey without “good reason,” then the Bank will pay to Mr. Lowrey, Mr. Lowrey’s base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. All unvested or unexercisable portions of equity and equity-related awards made to Mr. Lowrey will terminate.

If Mr. Lowrey’s employment is terminated by the Bank without “cause” or by Mr. Lowrey for “good reason,” the Bank will pay to Mr. Lowrey (1) his base salary through the termination date, (2) all Accrued Benefits to which he is entitled as of the termination date, (3) a lump sum cash payment equal to two times Mr. Lowrey’s base salary as of the termination date (unless the termination for good reason was due to non-renewal of the Lowrey Employment Agreement, in which case, Mr. Lowrey will be entitled to a lump sum cash payment equal to Mr. Lowrey’s base salary as of the date of termination), and (4) a pro-rata bonus for the year of termination if applicable performance objectives are met. If such a termination occurs within 24 months after a change of control, or within the period commencing three months prior to the execution of a binding agreement for a transaction or the making of a tender or exchange offer that would, if consummated, result in a change in control and ending on the date of the change in control or, if earlier, the date when the transaction is abandoned (any such period, the “Change in Control Period”), then the lump sum cash payment payable to Mr. Lowrey will equal two and one half times Mr. Lowrey’s base salary as of the termination date plus two and one half times the average bonuses earned by Mr. Lowrey for the two years prior to the year in which the termination occurs. Mr. Lowrey also will be entitled to continued participation, on the same terms and conditions as immediately prior to the termination, for 24 months or such earlier time as Mr. Lowrey becomes eligible for comparable benefits elsewhere, in medical, dental, hospitalization and life insurance coverages in which Mr. Lowrey and his eligible dependents were participating immediately prior to his date of termination (or, if the Bank cannot provide coverage after 18 months, the Bank will make payments to Mr. Lowrey on an after-tax basis equal to the COBRA premiums for any period after 18 months).

In addition, if Mr. Lowrey’s employment is terminated by the Bank without “cause” or by Mr. Lowrey for “good reason,” all outstanding equity awards held by Mr. Lowrey will immediately vest, except that if such termination does not occur during a Change in Control Period, then the option and restricted stock awards granted to Mr. Lowrey on July 29, 2010 will accelerate as follows (if not otherwise then vested to a greater extent): (i) 50% upon termination of employment occurring prior to July 29, 2011, (ii) 75% upon termination of employment occurring after July 29, 2011 and before July 29, 2012, and (iii) 100% upon termination of employment occurring after July 29, 2012. All options will remain exercisable until the earlier of their original expiration dates and two years following the date of termination, except that if the termination occurred during a Change in Control Period, then until the earlier of their original expiration date and five years following the dates of termination.

Each of Mr. Lowrey and the Bank have agreed to amend the Lowrey Employment Agreement to the minimum extent necessary to avoid any excise tax imposed by Section 409A of the Code. If Mr. Lowrey is a “disqualified individual,” as defined in Section 280G of the Code, then any right to receive a payment or benefit under the Lowrey Employment Agreement will not be exercisable or vested, to the extent that (1) the right to payment, vesting or exercise would cause any payment or benefit to Mr. Lowrey to be considered a “parachute payment” under Section 280G of the Code, and (2) as a result of receiving such parachute payment, the aggregate after-tax amounts received by Mr. Lowrey from the Bank would be less than the maximum after-tax amount that could be received by him without causing any such payment or benefit to be considered a parachute payment.

As used in the Lowrey Employment Agreement, “good reason” means: (1) a reduction in Mr. Lowrey’s base salary, or, after a change in control, the annual bonus payable to Mr. Lowrey; (2) the requirement that Mr. Lowrey report to a person other than the Bank Board; (3) a material diminution in Mr. Lowrey’s title, authority, responsibilities or duties; (4) the assignment of duties inconsistent with Mr. Lowrey’s position or status with the Bank as of July 29, 2010; (5) a relocation of Mr. Lowrey’s primary place of employment to a location more than 25 miles further from Mr. Lowrey’s primary residence than the current location of the Bank’s offices; (6) any other material breach by the Bank of the terms of the Lowrey Employment Agreement that is not cured within 10 days after notice; (7) any purported termination of Mr. Lowrey’s employment by the Bank that is not effected in accordance with the Lowrey Employment Agreement; (8) the failure of Mr. Lowrey to be nominated for an additional term as a member of the Bank Board upon each expiration of such Bank Board term; (9) the failure of the Bank to obtain the assumption in writing of its obligations under the Lowrey Employment Agreement by any successor to all or substantially all of the assets of the Bank within 15 days after a merger, consolidation, sale or similar transaction; or (10) the delivery of a notice of non-renewal of the Lowrey Employment Agreement by the Bank.

As used in the Lowrey Employment Agreement, “cause” means: (1) Mr. Lowrey’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (2) Mr. Lowrey’s willful and continued failure to substantially perform his essential job functions under the Lowrey Employment Agreement after receipt of written notice from the Bank that specifically identifies the manner in which Mr. Lowrey has substantially failed to perform his essential job functions and specifying the manner in which Mr. Lowrey may substantially perform his essential job functions in the future; (3) a material act of fraud or willful and material misconduct with respect, in each case, to the Bank, by Mr. Lowrey; (4) Bank’s terminating Mr. Lowrey’s employment in connection with any order, request, mandate or other instruction, direct or indirect, of the Federal Deposit Insurance Corporation, the California Department of Financial Institutions, or any other state or federal regulatory body with oversight or authority over banking, the Bank or the Bank’s affiliates or a finding by any such regulator that Mr. Lowrey’s performance threatens the safety or soundness of the Bank or any Bank affiliate; (5) Mr. Lowrey’s failure to furnish all information or take any other steps necessary to enable the Bank to maintain fidelity bond coverage of Mr. Lowrey during the term of his employment; or (6) a willful and material breach of the clauses in the Lowrey Employment Agreement governing Mr. Lowrey’s noncompetition and nonsolicitation obligations.

Donald F. Cole Employment Agreement

On July 29, 2010, the Company entered into an employment agreement (the “Cole Employment Agreement”) with Donald F. Cole, pursuant to which, Mr. Cole serves as the Chief Financial Officer of the Company.

The Cole Employment Agreement has an initial term expiring on July 29, 2013, with automatic extensions for successive one-year periods thereafter, unless Mr. Cole or the Company notifies the other party that it does not wish to renew the agreement. The term of the employment agreement will be automatically extended upon a “change in control” to the end of the 24-month period following such “change in control” if the remaining term is less than 24 months at that time. “Change in control” means the occurrence of one or more of the following events: (1) any person or group is or becomes a beneficial owner of more than 30% of the voting stock of the Company; (2) within any 24-month period, the majority of the Board consists of individuals other than incumbent directors; (3) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (4) the Company transfers all or substantially all of its assets or business; or (5) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the stockholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation.

In accordance with the Cole Employment Agreement, Mr. Cole will be paid a base salary of $450,000 per year, subject to review and increase, but not decrease, by the Board and will be eligible to receive an annual cash bonus, as may be determined by the Board in its discretion subject to factors determined by the Board.

On July 29, 2010, the Company entered into a restricted stock agreement and option agreement with Mr. Cole pursuant to which the Company granted to Mr. Cole options to purchase 150,000 shares of the Company’s common stock at $5.26 per share and 150,000 shares of restricted stock. The options and the restricted stock will vest in equal annual amounts on each of July 29, 2011, 2012 and 2013. Except upon the circumstances described below, Mr. Cole will forfeit any unvested options and shares of restricted stock upon the termination of his employment with the Company.

In addition to the base salary and bonus amounts described above, Mr. Cole will be entitled to additional benefits, including at least four weeks annual vacation, reimbursement of reasonable business expenses, and eligibility for all employee and executive benefit plans maintained by the Company and generally available to the Company’s employees, on a basis (1) prior to a change in control, that is comparable in all material respects to the benefits provided to any other member of the Company’s executive committee, and (2) following a change in control, that is at least as favorable in all material respects to the benefits provided to the other most senior executives of the Company.

The Cole Employment Agreement contains non-solicitation provisions applicable until 12 months after the earlier of the expiration of the term of the Cole Employment Agreement and Mr. Cole’s date of termination. These provisions prohibit Mr. Cole from: (1) soliciting or hiring any person employed by the Company or its affiliates or who was employed by them within 180 days prior to such solicitation or hiring; or (2) soliciting any client or customer of the Company or its affiliates or any person who was their client or customer within 180 days prior to such solicitation.

The Cole Employment Agreement also contains non-disclosure provisions requiring Mr. Cole to not use, disclose, or transfer any of the Company’s or any of its affiliate’s confidential information either during or after employment and non-disparagement provisions requiring the Company, the Company’s affiliates and Mr. Cole to not engage in derogatory or disparaging communications regarding Mr. Cole, the Company or any of the Company’s affiliates.

If Mr. Cole’s employment terminates because of his death, the Company will pay a cash lump sum payment equal to one year’s base salary reduced by the amount of any payments to Mr. Cole’s estate paid on account of any life insurance policy provided by the Company for the benefit of Mr. Cole and (1) any compensation deferred by Mr. Cole prior the termination date and not previously paid to Mr. Cole, (2) any amounts or benefits owing to Mr. Cole or his beneficiaries under any applicable Company benefit plans, programs or arrangements, and (3) any amounts owing to Mr. Cole for reimbursement of expenses (collectively, the “Accrued Benefits”). If Mr. Cole’s employment terminates because of his disability, the Company will pay Mr. Cole’s base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. Upon Mr. Cole’s death or disability, all outstanding equity awards held by Mr. Cole will immediately vest, except that the option and restricted stock awards granted to Mr. Cole on July 29, 2010 will accelerate as follows (if not otherwise then vested to a greater extent): (i) 50% upon death or termination for disability occurring prior to July 29, 2011, (ii) 75% upon death or termination for disability occurring after July 29, 2011 and before July 29, 2012, and (iii) 100% upon death or termination for disability occurring after July 29, 2012. All options will remain exercisable for the length of the original terms.

If Mr. Cole’s employment is terminated by the Company with “cause” or by Mr. Cole without “good reason,” then the Company will pay to Mr. Cole, Mr. Cole’s base salary through the termination date and all

Accrued Benefits to which he is entitled as of the termination date. All unvested or unexercisable portions of equity and equity-related awards made to Mr. Cole will terminate.

If Mr. Cole’s employment is terminated by the Company without “cause” or by Mr. Cole for “good reason,” the Company will pay to Mr. Cole (1) his base salary through the termination date, (2) all Accrued Benefits to which he is entitled as of the termination date, (3) a lump sum cash payment equal to one and one half times Mr. Cole’s base salary as of the termination date (unless the termination for good reason was due to non-renewal of the Cole Employment Agreement, in which case, Mr. Cole will be entitled to a lump sum cash payment equal to Mr. Cole’s base salary as of the date of termination), and (4) a pro-rata bonus for the year of termination if applicable performance objectives are met. If such a termination occurs within 24 months after a change of control, or within the period commencing three months prior to the execution of a binding agreement for a transaction or the making of a tender or exchange offer that would, if consummated, result in a change in control and ending on the date of the change in control or, if earlier, the date when the transaction is abandoned (any such period, the “Change in Control Period”), then the lump sum cash payment payable to Mr. Cole will equal two times Mr. Cole’s base salary as of the termination date plus two times the average bonuses earned by Mr. Cole for the two years prior to the year in which the termination occurs. Mr. Cole also will be entitled to continued participation, on the same terms and conditions as immediately prior to the termination, for 24 months or such earlier time as Mr. Cole becomes eligible for comparable benefits elsewhere, in medical, dental, hospitalization and life insurance coverages in which Mr. Cole and his eligible dependents were participating immediately prior to his date of termination (or, if the Company cannot provide coverage after 18 months, the Company will make payments to Mr. Cole on an after-tax basis equal to the COBRA premiums for any period after 18 months).

In addition, if Mr. Cole’s employment is terminated by the Company without “cause” or by Mr. Cole for “good reason,” all outstanding equity awards held by Mr. Cole will immediately vest, except that if such termination does not occur during a Change in Control Period, then the option and restricted stock awards granted to Mr. Cole on July 29, 2010 will accelerate as follows (if not otherwise then vested to a greater extent): (i) 50% upon termination of employment occurring prior to July 29, 2011, (ii) 75% upon termination of employment occurring after July 29, 2011 and before July 29, 2012, and (iii) 100% upon termination of employment occurring after July 29, 2012. All options will remain exercisable until the earlier of their original expiration dates and two years following the date of termination, except that if the termination occurred during a Change in Control Period, then until the earlier of their original expiration date and five years following the dates of termination.

Each of Mr. Cole and the Company have agreed to amend the Cole Employment Agreement to the minimum extent necessary to avoid any excise tax imposed by Section 409A of the Code. If Mr. Cole is a “disqualified individual,” as defined in Section 280G of the Code, then any right to receive a payment or benefit under the Cole Employment Agreement will not be exercisable or vested, to the extent that (1) the right to payment, vesting or exercise would cause any payment or benefit to Mr. Cole to be considered a “parachute payment” under Section 280G of the Code, and (2) as a result of receiving such parachute payment, the aggregate after-tax amounts received by Mr. Cole from the Company would be less than the maximum after-tax amount that could be received by him without causing any such payment or benefit to be considered a parachute payment.

As used in the Cole Employment Agreement, “good reason” means: (1) a reduction in Mr. Cole’s base salary; (2) the requirement that Mr. Cole report to someone other than any of the co-chief executive officers or the sole chief executive officer of the Company, any other more senior officer of the Company or the Board; (3) a material diminution in Mr. Cole’s title, authority, responsibilities or duties (other than those relating to the Employer’s information technology department or operations or the Company’s CAM, DealTracker or substantially similar successor or other systems) or the assignment of duties inconsistent with Mr. Cole’s position or status with the Company as of July 29, 2010 and in all cases, prior to a Change in Control, other than in connection with reorganizations and restructurings or due to changes in the Company’s business model with regard to CapitalSource Bank and subsequent reassignment of duties to CapitalSource Bank personnel; provided, however, that none of the following shall be deemed a material diminution: the existence as of or subsequent to the July 29, 2010 of a co-chief executive officer or sole chief executive officer arrangement; the existence, identity or resignation or removal of any chief executive officer; the existence, election, identity, resignation or removal of any Executive Chairman or Chairman of the Board; the removal or resignation of Mr. Cole from being a member of any management, executive, credit, disclosure or other committee of the Company or any Company affiliate or from being the chief financial officer or any other officer position of any of the Company’s subsidiaries or affiliates; or the existence, identity, resignation or removal of any chief financial officer of any of the Company’s subsidiaries or affiliates; (4) a relocation of Mr. Cole’s primary place of employment to a location more than 25 miles further from Mr. Cole’s primary residence than the current location of the Company’s offices in Chevy Chase, Maryland; (5) any other material breach by the Company of the terms of the Cole Employment Agreement that is not cured within 10 days after notice; (6) any purported termination of Mr. Cole’s employment by the Company that is not effected in accordance with the Cole Employment Agreement; (7) the failure of the Company to obtain the assumption in writing of its obligations under the Cole Employment Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or (8) the delivery of a notice of non-renewal of the Cole Employment Agreement by the Company.

As used in the Cole Employment Agreement, “cause” means: (1) Mr. Cole’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (2) Mr. Cole’s willful and continued failure to substantially perform his essential job functions under the Cole Employment Agreement after receipt of written notice from the Company that specifically identifies the manner in which Mr. Cole has substantially failed to perform his essential job functions and specifying the manner in which Mr. Cole may substantially perform his essential job functions in the future; (3) a material act of fraud or willful and material misconduct with respect, in each case, to the Company, by Mr. Cole; or (4) a willful and material breach of the clauses in the Cole Employment Agreement governing Mr. Cole’s noncompetition and non-solicitation obligations.

Base Salaries

Each or our named executive officers has an employment agreement that sets a minimum salary as a result of negotiations between the Company and each executive officer. See the discussion above immediately following the caption “Bank President and Company Chief Financial Officer Employment Agreements” concerning the factors considered in setting the base salaries of Messrs. Lowrey and Cole. The base salaries for Messrs. Museles and Pieczynski were set in December 2009 at $650,000 annually in connection with entering their employment agreements, based on the Company’s historical performance as compared to the performance of its peer companies at the time. The Company targeted base salaries for Messrs. Museles and Pieczynski at the 50th to 75th percentile of the base compensation paid to similarly situated executives by other members of the peer group in 2008. The Committee determined not to increase the base salaries of any of our named executive officers for 2011. Mr. Delaney’s base salary was set at $600,000 in December 2009 without reference to the Peer Group, and has not been changed since.

Incentive Compensation

On May 17, 2010, the Committee adopted specific performance criteria (“Performance Criteria”) which the Committee considered when making cash bonus awards for 2010 to Messrs. Museles and Pieczynski. The Performance Criteria, in addition to the overall objective of achieving net income and return on average equity levels for CapitalSource Bank, included measures of origination levels, credit losses, quarterly consolidated net income, progress toward achieving bank holding company status for CapitalSource Inc., compensation costs and operating expenses, as described in more detail below. Achievement of any one or more of the Performance Criteria did not require the Compensation Committee to award any specific bonus amount, or any bonus at all. While the Compensation Committee believed that the targets were achievable, it also believed they presented appropriate challenges to the Co-CEOs and, if met, would be reflective of a high level of performance by the executives and by the Company.

The Committee determined 2010 cash bonus incentive compensation for each named executive officer in February 2011.

With respect to Messrs. Museles and Pieczynski, the Committee’s determination was based on the Performance Criteria as follows.

•	Bank Net Income and Return on Adjusted Equity — This Performance Criteria required achieving 2010 net income of $16.6 million and return on average equity of 1.85% for the Bank. These criteria were determined by adjusting the Bank’s forecasted 2010 net income of $74.2 million and return on average equity of 8.29% by $57.6 million, the amount by which the Bank’s actual reserves for the first quarter of 2010 deviated from reserves forecasted in February 2010. Actual 2010 net income for the Bank was $51.6 million and actual 2010 return on average equity for the Bank was 5.84%. Return on average equity was calculated by dividing the Bank’s net income for the year by the Bank’s average common equity for the year.

•	Origination Levels — This Performance Criteria required achieving origination levels (excluding the pool of SBA loans we acquired in April 2010) equal to $1.52 billion at a blended all-in yield of 7.39%. Blended all-in yield was calculated as the expected rate of return on the loan if the loan is outstanding until its contractual maturity and considered the interest coupon on the loan at inception as well as any fees charged at origination. Achievement of this target was measured by reaching both the funded amount set forth in the targets (which included any loans that funded within 90 days of closings) and achieving the blended spreads set forth in the targets (as measured off LIBOR). Applying these measurements, exclusions and criteria, actual 2010 funded originations were $1.63 billion at a blended all-in yield of 7.43%.

•	Credit Losses — This Performance Criteria required having less than $5 million of credit losses (charge offs or specific reserves) for loans closed and funded during 2010, and the Committee determining that the Company maximized its collections, net of costs, on the legacy loan portfolio, which is a qualitative assessment based upon the level of proceeds obtained on the liquidation or repayment of loans originated prior to the formation of CapitalSource Bank in 2008. The Company took no charge offs or specific reserves on the $1.63 billion of 2010 funded loan originations noted above. In addition, the outstanding balance of the Company’s legacy loan portfolio originated prior to the formation of CapitalSource Bank in 2008 was reduced from $7.2 billion to $3.8 billion, while professional fees related to this portfolio were reduced from $27.3 million to $13.5 million. The level of professional fees was determined from the Company’s general ledger system and was considered relevant to evaluating whether the collections were maximized, net of costs.

•	Consolidated Net Income and Profitability — This Performance Criteria required achieving consolidated net income of ($10) million or better for each of the second, third and fourth quarters in 2010, and at least one quarter during 2010 of consolidated profitability with no increase in share count other than through equity compensation awards. The Company was profitable on a consolidated basis in the second, third and fourth quarters of 2010 and no shares of the Company’s common stock were issued during 2010 other than equity compensation awards.

•	Bank Holding Company — This Performance Criteria required that the Company become, or have made substantial progress toward becoming, a Federal Reserve regulated Bank Holding Company by end of first quarter 2011. The Committee concluded that substantial progress had been made during 2010 toward becoming a Bank Holding Company based on the Company’s ongoing discussions with Federal Reserve regulators.

•	Origination Costs — This Performance Criteria required managing the compensation costs of the Company’s origination function to 1.25% of funded originations. This criteria was achieved with total cash compensation costs for the Company’s origination function in 2010 at 1.23% of total funded originations (including the $1.63 billion of funded loans referenced above and an additional $110 million of SBA loans acquired in April, 2010 and extensions and incremental fundings on previously existing loans). Origination costs were calculated as the base salaries and bonuses paid to professionals in the Company’s departments that focus on identifying and underwriting new loan opportunities.

•	Operating Expenses — This Performance Criteria required 2010 operating expense of the Company (other than CapitalSource Bank and exclusive of the origination function and internal due diligence and deal related legal functions) to be less than $144 million, which was the level of operating expenses identified in the Company’s internal forecast at the time this Performance Criteria was established. This part of the criteria was achieved with such operating expenses being $128.1 million for 2010. This Performance Criteria also required having net loss, if any, of the internal due diligence and legal functions be less then 10% of the operating expenses of those functions. The net loss was determined by subtracting the operating expenses of those functions as recorded in the Company’s general ledger system from the revenue of those functions as recorded in the Company’s loan management system. As such, this criterion cannot be derived from the audited financial statements. This part of the criteria was not achieved.

The Committee concluded that each Co-CEO shall receive a cash bonus for 2010 of 100% of his annual base salary as of December 31, 2010, based on having achieved all of the first six Performance Criteria as outlined above, and having partially achieved the seventh Performance Criteria above.

In making its determinations for Messrs. Lowrey and Cole, the Committee considered the recommendations of, in Mr. Lowrey’s case, CapitalSource Bank’s Board of Directors, and in Mr. Cole’s case, the Executive Chairman and Co-CEOs, incentive compensation levels from prior years, and such officers’ service on the Company’s Credit Committees and/or Management Committee. In addition, with respect to Mr. Lowrey, CapitalSource Bank’s President and Chief Executive Officer, the Committee considered Mr. Lowrey’s efforts with respect to managing CapitalSource Bank’s general operations, including corporate expenses, staffing levels, loan originations, portfolio management, and regulatory and strategic matters. The Committee regarded Mr. Lowrey’s performance as excellent, noting the positive and productive relationship he continues to build with the Bank’s regulators, the ratings the Bank received in its safety and soundness examinations, and Mr. Lowrey’s efforts in integrating the Bank within the Parent Company to the extent permissible and appropriate under regulatory guidelines. With respect to Mr. Cole, the Company’s Chief Financial Officer, the Committee considered Mr. Cole’s efforts with respect to debt refinancing and reduction initiatives, management of the Company’s liquidity levels and investor relations, managing the transactions resulting in the deconsolidation of the Company’s 2006-A term debt securitization trust and resulting derecognition from the Company’s balance sheet, and his continued efforts in connection with integration of the finance departments of the Parent Company and the Bank. No relative ranking was applied to these various factors considered with respect to Mr. Lowrey or Mr. Cole.

Based on the foregoing, the Committee determined to award each of the named executive officers a cash bonus for 2010 equal to 100% of such officer’s 2010 base annual salary.

As discussed above under “Bank President and Company CFO Employment Agreements,” the Committee and the Board also approved equity incentive awards for Messrs. Lowrey and Cole during 2010 in connection with the negotiation of their new employment agreements. For information concerning these awards and the performance criteria applicable to certain of these awards, see the Grants of Plan-Based Awards table and the footnotes that follow it.

2011 CEO Incentive Compensation Program

On February 24, 2011, the Committee adopted specific performance criteria which the Committee expects to consider when making cash bonus awards for 2011 to Messrs. Museles and Pieczynski. The criteria, in addition to the overall objective of achieving pre-tax net income for CapitalSource Bank of $150.0 million, include achieving new funded loan originations in 2011 of $1.8 billion, experiencing during 2011 less than 0.5% of credit losses (charge offs or specific reserves) for loans closed in 2010 and 0.25% for loans closed in 2011, progress toward converting CapitalSource Bank’s charter to a commercial bank charter, reducing our Parent Company assets, including classified assets, simplifying our operating structure, and reducing operating expenses. Achievement of any one or more of the performance targets will not require the Committee to award any specific bonus amount, or any bonus at all. While the Committee believes the targets are achievable, it also believes they present appropriate challenges to Messrs. Museles and Pieczynski and, if met, would be reflective of a high level of performance by the executives and by the Company. The Committee may use its discretion to adjust the criteria and to determine whether the criteria has been achieved to the extent there are judgments to be employed or mitigating factors exist.

Deferred Compensation Plan

The Company’s deferred compensation plan, or DCP, permits directors and certain officers of the Company, including the named executive officers, to defer to future years all or part of their compensation. The Committee is the administrator of the DCP and has the sole discretion to interpret the DCP and to determine all questions arising in the administration and application of the DCP. Through December 31, 2010, Mr. Delaney was the only named executive officer who had deferred any compensation pursuant to the DCP.

Timing of Equity Awards

The Company does not have a program, plan or practice to time equity awards, including stock option grants, to its named executive officers or directors in coordination with the release of material non-public information. Under the Company’s equity incentive plan, the Company may not grant options at a discount to fair market value or reduce the exercise price of outstanding options except in the case of a stock split or other similar event.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to any named executive officer for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. We may award non-deductible compensation in certain circumstances as we deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and rulings issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does or will in fact do so. For 2010, all of the compensation paid to the named executive officers was deductible under Section 162(m) except for $2.0 million paid to Messrs. Museles and Pieczynski as a result of the vesting of equity awards.

Compensation Objectives

The Company’s general philosophy relating to executive compensation is to attract and retain highly qualified executives at competitive salaries, and to align the financial interests of our executives with those of the Company’s stockholders by linking a substantial portion of each executive’s compensation to the achievement of financial and operational objectives. At the same time, the Company strives to ensure that its compensation program is simple, transparent and understandable. The Committee believes that compensation decisions should provide rewards for superior performance as well as consequences for underperformance, after taking into account the circumstances the Company has been facing and continues to face in the current economic environment.

The Company’s executive compensation program is intended to meet three principal objectives: (1) attract, reward and retain executives; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance stockholder value; and (3) promote internal pay equity and external competitiveness.

The Elements of Compensation at CapitalSource

The compensation program for the named executive officers generally consists of three primary elements: (1) annual compensation, in the form of base salaries and employee benefits; (2) incentive compensation, delivered through annual cash bonuses and equity incentive awards; and (3) post-termination pay, providing the executive (or his estate) with additional compensation if the executive’s employment is terminated in certain circumstances.

Annual Compensation

We use base salaries and employee benefits to provide some degree of compensation certainty to the named executive officers since these elements, unlike incentive compensation, are not at-risk for performance.

Employee Benefits

The named executive officers are eligible to receive the same employee benefits as the rest of the Company’s employees. For 2010 these benefits included health insurance, dental and vision coverage, prescription drug plans, flexible spending accounts, short-term and long-term disability, life and accidental death and dismemberment insurance, pre-tax parking, pre-tax transit and a 401(k) plan. The Company matches the employee’s 401(k) plan contributions up to the lowest of: (1) 50% of employee’s contributions, (2) 3% of the employee’s salary and bonus, and (3) $7,350.

In addition to these benefits, pursuant to his former employment agreement, the Company paid, through December 31, 2009, the annual premium for Mr. Delaney’s $10,000,000 life insurance policy. Please refer to the “Summary Compensation Table” and the related footnotes for additional information about the value that this additional benefit provided to Mr. Delaney.

Incentive Compensation

We offer the named executive officers opportunities to attain, as merited by performance, incentive compensation through cash bonuses and equity incentive awards. The Company believes that cash bonuses should serve as a reward for good performance.

Post-termination Pay

Under the terms of our incentive compensation plan and each named executive officer’s employment agreement, each named executive officer is entitled to payments, benefits or vesting of equity awards upon the occurrence of specified events including termination of employment without cause. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end 2010, are described in detail in the section entitled “Potential Payments Upon Termination or Change In Control” below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is composed entirely of independent directors. The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for its 2010 fiscal year, and the Board has approved that recommendation.

Compensation Committee

Timothy M. Hurd, Chairman
Frederick W. Eubank, II
C. William Hosler

SUMMARY COMPENSATION TABLE

					Stock		Option	All Other
				Bonus	Awards		Awards	Compensation
Name and Principal Position(1)	Year	Salary($)		($)(2)	($)(3)		($)(4)	($)(5)	Total($)

John K. Delaney	2010	600,000		—	—		—	86,675	686,675
(Executive Chairman)	2009	400,000		—	399,994		1,806,320	95,598	2,701,912
	2008	—	(6)	—	9,646,951		—	139,370	9,786,321
Steven A. Museles	2010	650,000		650,000	—		—	1,080	1,301,080
(Co-Chief Executive Officer)	2009	417,750		500,000	2,281,250	(7)	1,807,920	42,707	5,049,627
	2008	364,000		410,000	470,700	(8)	—	16,224	1,260,924
James J. Pieczynski	2010	650,000		650,000	—		—	1,080	1,301,080
(Co-Chief Executive Officer)	2009	300,000		500,000	1,845,000		2,058,270	26,751	4,730,021
Douglas H. (“Tad”) Lowrey	2010	500,000		500,000	1,578,000		953,610	15,702	3,547,312
(Chief Executive Officer and President — CapitalSource Bank)	2009	487,500		375,000	436,250	(9)	500,700	11,072	1,810,522
Donald F. Cole	2010	450,000		450,000	789,000		476,805	300	2,166,105
(Chief Financial Officer)	2009	375,000		325,000	—		751,050	250	1,451,300

(1)	The positions stated in this table are as of January 1, 2010. For the years presented prior to 2010, Mr. Delaney was our Chairman and Chief Executive Officer, Mr. Museles was our Chief Legal Officer, Mr. Pieczynski was Co-President of our Healthcare and Specialty Finance Business, and Mr. Cole served in several senior management positions. Mr. Lowrey had the same position as indicated in the table during prior years.

(2)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts for 2010 were determined.

(3)	Amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718 (“FASB ASC Topic 718”), based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of the grant date fair value are included in footnote 18 of the Company’s 2010 audited consolidated financial statements.

(4)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 18 of the Company’s 2010 audited consolidated financial statements.

(5)	Includes premiums for life insurance policies for all named executive officers. For Mr. Delaney, the amount for 2010 also includes $80,000 of cash dividends paid with respect to stock units, general IT services and paid parking. For Mr. Lowrey, the amount for 2010 also includes payment of legal fees, matching contributions under the Company’s defined contribution plan and paid parking.

(6)	Pursuant to his then existing employment agreement, Mr. Delaney received quarterly equity grants in lieu of a cash salary. See the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a discussion of Mr. Delaney’s base salary for 2008.

(7)	Includes 41,667 shares of restricted stock with a grant date fair value of $145,418 that were cancelled in 2010 because the performance criteria under the terms of the award were not met.

(8)	Includes 10,000 shares of restricted stock with a grant date fair value of $158,400 that were cancelled in 2009 because the performance criteria under the terms of the award were not met.

(9)	Includes 41,667 shares of restricted stock with a grant date fair value of $145,418 that were cancelled in 2010 because the performance criteria under the terms of the award were not met.

GRANTS OF PLAN-BASED AWARDS

						Grant Date
					All Other Stock	Fair Value of
	Board or				Awards: Number	Stock and
	Compensation				Of Shares of	Option
	Committee	Grant	Stock		Stock or Units	Awards
Name	Approval Date	Date	Options		(#)	($)(1)

John K. Delaney	—	—	—		—	—
Steven A. Museles	—	—	—		—	—
James J. Pieczynski	—	—	—		—	—
Douglas H. (“Tad”) Lowrey	7/29/2010	7/29/2010	300,000	(2)	—	953,610
	7/29/2010	7/29/2010	—		300,000 (3)	1,578,000
Donald F. Cole	7/29/2010	7/29/2010	150,000	(2)	—	476,805
	7/29/2010	7/29/2010	—		150,000 (3)	789,000

(1)	The full grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in footnotes (3) and (4) to the Summary Compensation Table.

(2)	Mr. Lowrey’s stock options will become exercisable with respect to 100,000 shares on each of July 29, 2011, July 29, 2012 and July 29, 2013 respectively. Mr. Cole’s stock options will become exercisable with respect to 50,000 shares on each of July 29, 2011, July 29, 2012 and July 29, 2013 respectively.

(3)	Mr. Lowrey’s restricted stock will vest with respect to 100,000 shares on each of July 29, 2011, July 29, 2012 and July 29, 2013 respectively. Mr. Cole’s restricted stock will vest with respect to 50,000 shares on each of July 29, 2011, July 29, 2012 and July 29, 2013 respectively. Cash dividends paid on unvested shares of restricted stock are reinvested into additional shares of unvested restricted stock with the same vesting schedule and criteria as the shares with respect to which the dividends are paid.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Mr. Delaney

On June 6, 2006, the Company entered into an employment agreement with Mr. Delaney.

According to the employment agreement, Mr. Delaney received quarterly grants of fully vested stock units valued at $100,000, based on the closing price of the Company’s common stock on the last trading day of each quarter. In accordance with the practices adopted by our Compensation Committee, all cash dividends paid on the stock units are reinvested in additional fully vested stock units. These stock units settle in shares of the Company’s common stock upon the earlier of Mr. Delaney’s termination of services to the Company for any reason and a change in control of the Company. Concurrently with the execution of his employment agreement, the Company and Mr. Delaney entered into two option agreements pursuant to which Mr. Delaney received options to purchase an aggregate 7,000,000 shares of the Company’s common stock at $23.72 per share. While one option to purchase 3,500,000 shares was subject to time vesting and became fully vested as of January 1, 2008, the remaining option to purchase 3,500,000 shares was subject to time and performance vesting. On March 9, 2009, Mr. Delaney voluntarily forfeited both of these options in their entirety and they are no longer outstanding.

In connection with the negotiation of Mr. Delaney’s 2006 employment agreement, the Committee retained FW Cook to assist the Committee with the review of the terms of the employment agreement, to value the total compensation package and to evaluate the cost to the Company of awarding the applicable equity incentive awards.

Recognizing Mr. Delaney’s extraordinary performance in leading the Company through the unprecedented challenges during 2008, and in particular in recognition of his leadership in successfully concluding our acquisition of assets from Fremont Investment & Loan and the opening of CapitalSource Bank, on December 31, 2008, our Board granted to Mr. Delaney 2,000,000 fully vested stock units, which provide for payments of amounts equal to the cash dividend on an equivalent number of shares of common stock and for delivery to Mr. Delaney of 2,000,000 shares of our common stock six months following termination of his service to the Company.

On April 30, 2009, the Compensation Committee approved an annual cash salary of $600,000 for Mr. Delaney, commencing May 1, 2009.

On December 16, 2009, the Company entered into an amended and restated employment agreement (as amended to date, the “Delaney Employment Agreement”) with Mr. Delaney. Pursuant to the Delaney Employment Agreement, Mr. Delaney serves as the Chairman of the Company’s Board and as the Company’s Executive Chairman.

The Delaney Employment Agreement has an initial term expiring on December 31, 2012, with automatic extensions for successive one-year periods thereafter, unless either party to the agreement notifies the other party that it does not wish to renew the agreement. The term of the employment agreement will be automatically extended upon a “change in control” to the end of the 24-month period following such “change in control” if the remaining term is less than 24 months at that time. “Change in control” means the occurrence of one or more of the following events: (1) any person or group is or becomes a beneficial owner of more than 30% of the voting stock of the Company; (2) within any 24-month period, the majority of the Board consists of individuals other than incumbent directors; (3) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (4) the Company transfers all or substantially all of its assets or business; or (5) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation. The Company and Mr. Delaney each may terminate his employment as Executive Chairman for any reason or for no reason upon 30 days written notice.

Until December 31, 2009, Mr. Delaney continued to receive his annual $600,000 base salary and other benefits in effect on the date of the Delaney Employment Agreement. Commencing January 1, 2010, Mr. Delaney is paid a cash base salary of $600,000 per year, subject to review and increase, but not decrease, by the Board and will be entitled to additional benefits, including six weeks annual vacation, reimbursement of reasonable business expenses and employee benefits and perquisites on a basis no less favorable than those provided to other senior executive officers of the Company. Mr. Delaney will also receive office and support services during the term of his employment as Executive Chairman and his service as a director of the Company and for two years thereafter.

The Delaney Employment Agreement contains non-compete provisions applicable until the later of (1) December 31, 2010, and (2) the date of termination of Mr. Delaney’s employment as the Company’s Executive Chairman. In addition, the Delaney Employment Agreement contains non-solicitation provisions applicable for two years following the date of termination of Mr. Delaney’s employment as the Company’s Executive Chairman. These provisions prohibit Mr. Delaney from: (i) soliciting or hiring any person employed by the Company or its affiliates or who was employed by them within 180 days prior to such solicitation or hiring (unless that person was discharged without cause); (ii) soliciting any client or customer of the Company or its affiliates or any person who was a client or customer of them within 180 days prior to such solicitation; (iii) providing services anywhere in the United States to any entity if such entity is (A) a bank doing business primarily in California, or (B) a direct originator of senior secured loans to middle market businesses in a category of businesses with respect to which the Company or its affiliates originates senior secured loans in the ordinary course and which business is material compared to the business of the Company and its affiliates, except that Mr. Delaney may provide services to such a business following a change in control of the Company; and (iv) owning an interest in any entity described in subsection (iii) immediately above. The Delaney Employment Agreement also contains non-disclosure provisions requiring Mr. Delaney to not use, disclose, or transfer any of the Company’s confidential information either during or after employment and non-disparagement provisions requiring Mr. Delaney and the Company to not make any public statements or communications that disparage each other or any of the Company’s current or former directors, officers, employees or agents.

If Mr. Delaney’s employment is terminated, the Company will pay (1) Mr. Delaney’s base salary through the termination date; (2) any compensation deferred by Mr. Delaney prior to the termination date and not previously paid to Mr. Delaney; and (3) any amounts or benefits owing to Mr. Delaney or his beneficiaries under any applicable Company benefit plans, programs or arrangements and for reimbursement of expenses, and Mr. Delaney’s then-vested or exercisable equity or equity-related awards will be governed by the terms of the relevant plans and agreements applicable to such awards.

Mr. Delaney and the Company have agreed to amend the Delaney Employment Agreement to the minimum extent necessary to avoid any excise tax imposed by Section 409A of the Code. If Mr. Delaney is a “disqualified individual,” as defined in Section 280G of the Code, then any right to receive a payment or benefit under the Delaney Employment Agreement will not be exercisable or vested, to the extent that (1) the right to payment, vesting or exercise would cause any payment or benefit to Mr. Delaney to be considered a “parachute payment” under Section 280G of the Code, and (2) as a result of receiving such parachute payment, the aggregate after-tax amounts received by Mr. Delaney from the Company would be less than the maximum after-tax amount that could be received by him without causing any such payment or benefit to be considered a parachute payment.

On December 18, 2009, in recognition of Mr. Delaney’s service to and leadership of the Company in 2009, the Board granted to Mr. Delaney under our Third Amended and Restated Equity Incentive Plan, as his bonus for 2009, options to purchase 800,000 shares of the Company’s common stock at a price per share equal to $3.82, the closing price of the stock on the New York Stock Exchange on December 18, 2009. The options are fully vested and will expire on the earlier of December 18, 2019 or two years following the termination of Mr. Delaney’s service to the Company (or five years if the termination occurs after a change in control).

On July 16, 2010, the Company and Mr. Delaney entered into an amendment to the Delaney Employment Agreement and an amendment to restricted stock unit agreements relating to 2,190,344 restricted stock units of Common Stock previously granted to Mr. Delaney, as described above under “Compensation Discussion and Analysis.”

Mr. Museles

On February 1, 2007, the Company entered into an employment agreement with Mr. Museles. The employment agreement provided for an initial five-year term expiring on February 1, 2012. According to the employment agreement, Mr. Museles was paid a base salary of at least $364,000, which was subject to review and increase, but not decrease, by the Board.

On August 22, 2008, the Company entered into a Relocation Agreement with Mr. Museles, in connection with Mr. Museles’ temporary relocation to Los Angeles, California as result of his service as Chief Legal Officer of our subsidiary, CapitalSource Bank. The Relocation Agreement provided for lodging and moving expenses and for certain other payments related to Mr. Museles’ service in Los Angeles.

On December 16, 2009, the Company entered into an amended and restated employment agreement with Mr. Museles, as described below.

Mr. Pieczynski

On November 22, 2005, the company entered into an employment agreement with Mr. Pieczynski. The employment agreement provided for an initial five-year term expiring on November 22, 2010. According to the employment agreement, Mr. Pieczynski was paid a base salary of at least $272,651, which was subject to review and increase, but not decrease, by the Board.

On December 16, 2009, the Company entered into an amended and restated employment agreement with Mr. Pieczynski, as described below.

Co-Chief Executive Officer Employment Agreements

On December 16, 2009, the Company entered into an amended and restated employment agreement (each, a “Co-CEO Employment Agreement”) with each of Steven A. Museles and James J. Pieczynski. Pursuant to the Co-CEO Employment Agreements, effective as of January 1, 2010, each of Mr. Museles and Mr. Pieczynski commenced service as a Co-Chief Executive Officer of the Company (each, a “Co-CEO”). Each Co-CEO was appointed as a member of the Board effective January 1, 2010 and the Company is required to use commercially reasonable efforts to have each of them nominated to serve for additional terms at the expiration of each of their respective Board terms during the term of the applicable Co-CEO Employment Agreement.

Each Co-CEO Employment Agreement has an initial term expiring on December 31, 2012, with automatic extensions for successive one-year periods thereafter, unless the applicable Co-CEO or the Company notifies the other party that it does not wish to renew the agreement. The term of the employment agreement will be automatically extended upon a “change in control” to the end of the 24-month period following such “change in control” if the remaining term is less than 24 months at that time. “Change in control” means the occurrence of one or more of the following events: (1) any person or group is or becomes a beneficial owner of more than 30% of the voting stock of the Company; (2) within any 24-month period, the majority of the Board consists of individuals other than incumbent directors; (3) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (4) the Company transfers all or substantially all of its assets or business; or (5) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the stockholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation.

Until December 31, 2009, each of the Co-CEOs continued to receive his base salary and other benefits in effect on the date of the applicable Co-CEO Employment Agreement. Commencing January 1, 2010, in accordance with the Co-CEO Employment Agreements, each of the Co-CEOs is paid a base salary of $650,000 per year, subject to review and increase, but not decrease, by the Board, and is eligible to receive an annual cash bonus, as may be determined by the Board in its discretion subject to factors determined by the Board, except that, for each year after a change in control, each Co-CEO must be paid an annual cash bonus of at least two times the Co-CEO’s base salary as in effect on the last day of the applicable calendar year.

On December 16, 2009, the Company entered into restricted stock unit agreements and option agreements with each of the Co-CEOs pursuant to which the Company granted to each of the Co-CEOs options to purchase 600,000 shares of the Company’s common stock at $3.69 per share and 500,000 restricted stock units. The options and the restricted stock units have equal annual vestings on December 16, 2010, December 16, 2011 and December 16, 2012. Except upon the circumstances described below, the Co-CEO will forfeit any unvested options and restricted stock units upon the Co-CEO’s termination of employment with the Company.

In addition to the base salary and bonus amounts described above, each Co-CEO will be entitled to additional benefits, including at least four weeks annual vacation, reimbursement of reasonable business expenses, and eligibility for all employee and executive benefit plans maintained by the Company and generally available to the Company’s employees, on a basis (1) prior to a change in control, that is comparable in all material respects to the benefits provided to any other member of the Company’s executive committee, and (2) following a change in control, that is at least as favorable in all material respects to the benefits provided to the other most senior executives of the Company.

Each Co-CEO Employment Agreement contains non-compete and non-solicitation provisions applicable until 12 months after the earlier of the expiration of the term of the Co-CEO Employment Agreement and the Co-CEO’s date of termination. These provisions prohibit each Co-CEO from: (1) soliciting or hiring any person employed by the Company or its affiliates or who was employed by them within 180 days prior to such solicitation or hiring (unless that person was discharged without cause); (2) soliciting any client or customer of the Company or its affiliates or any person who was their client or customer within 180 days prior to such solicitation; (3) providing services to any entity if (i) during the preceding 12 months more than 10%

of the revenues of such entity and its affiliates was derived from any business from which the Company derived more than 10% of its consolidated revenues during such period (a “Material Business”) or (ii) the services to be provided by the Co-CEO are competitive with a Material Business and substantially similar to those previously provided by the Co-CEO to the Company, except that the Co-CEO may provide services to such a business following a change in control of the Company; or (4) owning an interest in any entity described in subsection (3)(i) immediately above. Each Co-CEO is restricted from serving as a director of a publicly traded company without the Board’s approval, which will not be unreasonably withheld.

Each Co-CEO Employment Agreement also contains non-disclosure provisions requiring the Co-CEO not to use, disclose, or transfer any of the Company’s confidential information either during or after employment and non-disparagement provisions requiring the Company and the Co-CEO not to engage in derogatory or disparaging communications regarding the Co-CEO, the Company or any of the Company’s affiliates.

If a Co-CEO’s employment terminates because of his death, the Company will pay a cash lump sum payment equal to one year’s base salary reduced by the amount of any payments to the Co-CEO’s estate paid on account of any life insurance policy provided by the Company for the benefit of the Co-CEO and (1) any compensation deferred by the Co-CEO prior the termination date and not previously paid to the Co-CEO, (2) any amounts or benefits owing to the Co-CEO or his beneficiaries under any applicable Company benefit plans, programs or arrangements, and (3) any amounts owing to the Co-CEO for reimbursement of expenses (collectively, the “Accrued Benefits”). If a Co-CEO’s employment terminates because of his disability, the Company will pay the Co-CEO’s base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. Upon a Co-CEO’s death or disability, all outstanding equity awards held by the Co-CEO will immediately vest, except that the option and restricted stock unit awards granted to the Co-CEO on December 16, 2009 will accelerate as follows (if not otherwise then vested to a greater extent): (i) 50% upon death or termination for disability occurring prior to December 16, 2010, (ii) 75% upon death or termination for disability occurring after December 16, 2010 and before December 16, 2011, and (iii) 100% upon death or termination for disability occurring after December 16, 2011. All options will remain exercisable for the length of their original terms.

If a Co-CEO’s employment is terminated by the Company with “cause” or by the Co-CEO without “good reason,” then the Company will pay to the Co-CEO, the Co-CEO’s base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. All unvested or unexercisable portions of equity and equity-related awards made to the Co-CEO will terminate.

If a Co-CEO’s employment is terminated by the Company without “cause” or by the Co-CEO for “good reason,” the Company will pay to the Co-CEO (1) the Co-CEO’s base salary through the termination date, (2) all Accrued Benefits to which he is entitled as of the termination date, (3) a lump sum cash payment equal to two times the Co-CEO’s base salary as of the termination date (unless the termination for good reason was due to non-renewal of the Co-CEO Employment Agreement, in which case, the Co-CEO will be entitled to a lump sum cash payment equal to the Co-CEO’s base salary as of the date of termination), and (4) a pro-rata bonus for the year of termination if applicable performance objectives are met. If such a termination occurs within 24 months after a change of control, or within the period commencing three months prior to the execution of a binding agreement for a transaction or the making of a tender or exchange offer that would, if consummated, result in a change in control and ending on the date of the change in control or, if earlier, the date when the transaction is abandoned (any such period, the “Change in Control Period”), then the lump sum cash payment payable to the Co-CEO will equal two and one half times the Co-CEO’s base salary as of the termination date plus two and one half times the average bonuses earned by the Co-CEO for the two years prior to the year in which the termination occurs. The Co-CEO also will be entitled to continued participation, on the same terms and conditions as immediately prior to the termination, for 24 months or such earlier time as the Co-CEO becomes eligible for comparable benefits elsewhere, in medical, dental, hospitalization and life insurance coverages in which the Co-CEO and his eligible dependents were participating immediately prior to his date of termination (or, if the Company cannot provide coverage after 18 months, the Company will make payments to the Co-CEO on an after-tax basis equal to the COBRA premiums for any period after 18 months).

In addition, if a Co-CEO’s employment is terminated by the Company without “cause” or by the Co-CEO for “good reason,” all outstanding equity awards held by the Co-CEO will immediately vest, except that if such termination does not occur during a Change in Control Period, then the option and restricted stock unit awards granted to the Co-CEO on December 16, 2009 will accelerate as follows (if not otherwise then vested to a greater extent): (i) 50% upon termination of employment occurring prior to December 16, 2010, (ii) 75% upon termination of employment occurring after December 16, 2010 and before December 16, 2011, and (iii) 100% upon termination of employment occurring after December 16, 2011. All options will remain exercisable until the earlier of their original expiration dates and two years following the date of termination, except that if the termination occurred during a Change in Control Period, then until the earlier of their original expiration date and five years following the dates of termination.

Each of the Co-CEOs and the Company have agreed to amend the applicable Co-CEO Employment Agreement to the minimum extent necessary to avoid any excise tax imposed by Section 409A of the Code. If a Co-CEO is a “disqualified individual,” as defined in Section 280G of the Code, then any right to receive a payment or benefit under his Co-CEO Employment Agreement will not be exercisable or vested, to the extent that (1) the right to payment, vesting or exercise would cause any payment or benefit to him to be considered a “parachute payment” under Section 280G of the Code, and (2) as a result of receiving such parachute payment, the aggregate after-tax amounts received by the Co-CEO from the Company would be less than the maximum after-tax amount that could be received by him without causing any such payment or benefit to be considered a parachute payment.

As used in each of the Co-CEO Employment Agreements, “good reason” means: (1) a reduction in the Co-CEO’s base salary, or, after a change in control, the annual bonus payable to the Co-CEO; (2) the requirement that the Co-CEO report to a person other than the Board; (3) a material diminution in the Co-CEO’s title, authority, responsibilities or duties; (4) the assignment of duties inconsistent with the Co-CEO’s position or status with the Company as of January 1, 2010; (5) a relocation of the Co-CEO’s primary place of employment to a location more than 25 miles, with respect to Mr. Museles, or 10 miles, with respect to Mr. Pieczynski, further from the Co-CEO’s primary residence than the current location of the Company’s offices; (6) any other material breach by the Company of the terms of the Co-CEO Employment Agreement that is not cured within 10 days after notice; (7) any purported termination of the Co-CEO’s employment by the Company that is not effected in accordance with the applicable Co-CEO Employment Agreement; (8) the failure of the Co-CEO to be appointed to the Board as of January 1, 2010 or to be nominated for an additional term as a member of the Board upon each expiration of such Board term; (9) the failure of the Company to obtain the assumption in writing of its obligations under the applicable Co-CEO Employment Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or (10) the delivery of a notice of non-renewal of the Co-CEO Employment Agreement by the Company.

As used in each of the Co-CEO Employment Agreements, “cause” means: (1) the Co-CEO’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (2) the Co-CEO’s willful and continued failure to substantially perform his essential job functions under the applicable Co-CEO Employment Agreement after receipt of written notice from the Company that specifically identifies the manner in which the Co-CEO has substantially failed to perform his essential job functions and specifying the manner in which the Co-CEO may substantially perform his essential job functions in the future; (3) a material act of fraud or willful and material misconduct with respect, in each case, to the Company, by the Co-CEO; or (4) a willful and material breach of the clauses in the Co-CEO Employment Agreement governing the Co-CEO’s non-competition and non-solicitation obligations.

Mr. Lowrey

On July 25, 2008, CapitalSource Bank entered into an employment agreement with Mr. Lowrey. The employment agreement provided for an initial three-year term expiring on July 25, 2011, with automatic extensions for successive one-year periods thereafter unless either party to the agreement provided 60 days’ written notice to the other party that it did not wish to renew the agreement. According to the employment agreement, Mr. Lowrey was paid a base salary of at least $450,000, subject to review and increase, but not decrease, by CapitalSource Bank.

On July 29, 2010, CapitalSource Bank entered into an amended and restated employment agreement, and the Company entered into a restricted stock agreement and an option award agreement, with Mr. Lowrey. Please refer to the “Compensation Discussion and Analysis” for information about these agreements.

Mr. Cole

On July 29, 2010, the Company entered into an employment agreement, a restricted stock agreement and an option award agreement with Mr. Cole. Please refer to the “Compensation Discussion and Analysis” for information about these agreements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of			Stock Awards
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Stock	Shares or Stock
	Unexercised	Unexercised	Option	Option	Units That	Units That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date(1)	Vested (#)(2)	Vested ($)(3)

John K. Delaney	800,000	—	3.82	12/18/2019	—	—
Steven A. Museles(4)	200,000	400,000	3.69	12/16/2019	421,086	2,989,711
	83,334	166,666	3.49	5/15/2019	—	—
James J. Pieczynski(5)	200,000	400,000	3.69	12/16/2019	336,578	2,389,704
	125,000	250,000	3.49	5/15/2019	—	—
	32,625	—	7.83	12/19/2012	—	—
Douglas (“Tad”) Lowrey(6)	—	300,000	5.26	7/29/2020	426,083	3,025,189
	83,334	166,666	3.49	5/15/2019	—	—
Donald F. Cole(7)	—	150,000	5.26	7/29/2020	153,306	1,088,473
	125,000	250,000	3.49	5/15/2019	—	—

(1)	The options may expire earlier than the listed expiration dates pursuant to the terms of the applicable award agreements and/or employment agreements if the named executive officer’s service with the Company terminates.

(2)	Includes cash dividends paid on all unvested shares of restricted stock and vested and unvested restricted stock units that were reinvested in additional shares of restricted stock or restricted stock units, respectively, having the same vesting and conversion schedule and criteria, if applicable, as the shares or units with respect to which the dividends are paid.

(3)	The market value is based on the product of the number of shares multiplied by $7.10, the closing price of a share of the Company’s common stock on December 31, 2010.

(4)	The stock options will vest on the following dates: 83,333 on May 15, 2011; 200,000 on December 16, 2011; 83,333 on May 15, 2012 and 200,000 on December 16, 2012. The shares of restricted stock and restricted stock units will vest on the following dates: 42,255 on May 15, 2011; 168,290 on December 16, 2011; 42,253 on May 15, 2012; and 168,288 on December 16, 2012. The shares that are scheduled to vest on December 16, 2011 and December 16, 2012 are restricted stock units which will settle in shares of the Company’s common stock on the referenced vesting dates. The unvested portions of the restricted stock awards scheduled to vest on May 15, 2011 and 2012 will vest only if the Company has a book value as determined in accordance with GAAP of not less than $2.4 billion on each of March 31, 2011 and 2012, and the named executive officer continues in service to the Company on May 15, 2011 and May 15, 2012, respectively.

(5)	The stock options will vest on the following dates: 125,000 on May 15, 2011; 200,000 on December 16, 2011; 125,000 on May 15, 2012 and 200,000 on December 16, 2012. The shares of restricted stock and restricted stock units will vest on the following dates: 168,290 on December 16, 2011; and 168,288 on December 16, 2012. The shares that are scheduled to vest on December 16, 2011 and December 16, 2012 are restricted stock units which will settle in shares of the Company’s common stock on the referenced vesting dates.

(6)	The stock options will vest on the following dates: 83,333 on May 15, 2011; 100,000 on July 29, 2011; 83,333 on May 15, 2012; 100,000 on July 29, 2012; and 100,000 on July 29, 2013. The shares of restricted stock will vest on the following dates: 42,255 on May 15, 2011; 13,530 on July 25, 2011; 100,330 on July 29, 2011; 42,253 on May 15, 2012; 13,529 on July 25, 2012; 100,330 on July 29, 2012; 13,526 on July 25, 2013 and 100,330 on July 29, 2013. The unvested portions of the restricted stock awards scheduled to vest on May 15, 2011 and 2012 will vest only if the Company has a book value as determined in accordance with GAAP of not less than $2.4 billion on each of March 31, 2011 and 2012, and the named executive officer continues in service to the Company on May 15, 2011 and May 15, 2012, respectively.

(7)	The stock options will vest on the following dates: 125,000 on May 15, 2011; 50,000 on July 29, 2011; 125,000 on May 15, 2012; 50,000 on July 29, 2012 and 2013. The shares of restricted stock have vested or will vest on the following dates: 2,812 on February 27, 2011; 50,166 on July 29, 2011; 50,164 on July 29, 2012 and 50,164 on July 29, 2013.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise(#)	On Exercise($)	Vesting(#)	On Vesting($)

John K. Delaney	—	—	—	—
Steven A. Museles	—	—	196,296	1,318,620
James J. Pieczynski	—	—	209,806	1,370,434
Douglas (“Tad”) Lowrey	—	—	13,488	69,059
Donald F. Cole	—	—	2,799	15,395

NONQUALIFIED DEFERRED COMPENSATION

The CapitalSource Amended and Restated Deferred Compensation Plan, or DCP, is a non-qualified plan that allows certain of our executives to defer all or a portion of their compensation. All amounts distributed under the plan are made in the form of the Company’s common stock. The Company does not make contributions on behalf of its named executive officers to the DCP, and in 2010, only Mr. Delaney participated in the DCP.

	Executive	Aggregate	Aggregate
	Contributions	earnings (losses)	withdrawal/	Aggregate
	in Last FY	in Last FY	distributions in	Balance at
Name	($)(1)	($)(2)	Last FY($)	Last FYE($)(3)

John K. Delaney	—	6,887,067	—	15,599,737
Steven A. Museles	—	—	—	—
James J. Pieczynski	—	—	—	—
Douglas (“Tad”) Lowrey	—	—	—	—
Donald F. Cole	—	—	—	—

(1)	Amounts shown in this column represent the deferral of compensation to the extent paid in the form of stock units and also include cash dividends paid on any such stock units that were reinvested in additional stock units that similarly were deferred.

(2)	The Company does not make any contributions on behalf of its executive officers to the DCP or pay above market earnings on DCP accounts. Amounts shown in this column represent the returns attributable to the executives’ deemed investments of deferred compensation amounts.

(3)	The amounts shown in this column, to the extent not reflected in columns 1 or 2, have been reported in the “stock awards” columns of the summary compensation tables included in the Company’s 2010 proxy statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

John K. Delaney

Under the Delaney Employment Agreement, Mr. Delaney receives only the compensation and benefits that accrue prior to his termination of employment for any reason, and his equity awards are governed by the terms of his equity award agreements with the Company. Mr. Delaney will also receive office and support services during the term of his employment as Executive Chairman and his service as a director of the Company and for two years thereafter.

Steven A. Museles

The Company has entered into an employment agreement with Mr. Museles pursuant to which the Company has agreed to pay Mr. Museles certain amounts upon his termination of employment due to death, disability, by the Company without cause, by Mr. Museles with good reason or in connection with a change in control of the Company. Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for information regarding the provisions contained in Mr. Museles’s employment agreement with respect to these matters.

The table below quantifies the potential payments to Mr. Museles upon his termination under the following circumstances:

			By the Company	By the Company
			without Cause or by	without Cause or by
Mr. Museles’			the Executive for	the Executive
Benefits and Payments			Good Reason (during	for Good Reason
Upon Termination or			change in control	(no change in
Change of Control(1)	Death	Disability	period)	control)	Change in Control

Cash Payments	$650,000	X	$3,216,237	$1,950,000	X
Acceleration of Equity Awards	$4,955,378	$4,955,378	$4,955,378	$4,955,378	$4,955,378
Value of Benefits Continuation	X	X	$42,200	$42,200	X
Total	$5,605,378	$4,955,378	$8,213,815	$6,947,578	$4,955,378

(1)	For purposes of this analysis, we assumed that Mr. Museles’ termination was effective December 31, 2010 and that he had been paid all his base salary through the termination date. Mr. Museles has not deferred any amounts under the Company’s deferred compensation plan. Mr. Museles’ base salary on December 31, 2010 was $650,000.

James J. Pieczynski

The Company has entered into an employment agreement with Mr. Pieczynski pursuant to which the Company has agreed to pay Mr. Pieczynski certain amounts upon his termination of employment due to death, disability, by the Company without cause, by Mr. Pieczynski with good reason or in connection with a change in control of the Company. Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for information regarding the provisions contained in Mr. Pieczynski’s employment agreement with respect to these matters.

The table below quantifies the potential payments to Mr. Pieczynski upon his termination under the following circumstances:

			By the Company	By the Company
			without Cause or by	without Cause or
Mr. Pieczynski’s			the Executive for	by the Executive
Benefits and Payments			Good Reason (during	for Good Reason
Upon Termination or			change in control	(no change in
Change of Control(1)	Death	Disability	period)	control)	Change in Control

Cash Payments	$650,000	X	$3,431,250	$1,950,000	X
Acceleration of Equity Awards	$4,656,204	$4,656,204	$4,656,204	$4,656,204	$4,656,204
Value of Benefits Continuation	X	X	$32,753	$32,753	X
Total	$5,306,204	$4,656,204	$8,120,207	$6,638,957	$4,656,204

(1)	For purposes of this analysis, we assumed that Mr. Pieczynski’s termination was effective December 31, 2010 and that he had been paid all his base salary through the termination date. Mr. Pieczynski has not deferred any amounts under the Company’s deferred compensation plan. Mr. Pieczynski’s base salary on December 31, 2010 was $650,000.

Douglas (“Tad”) Lowrey

The Bank has entered into an employment agreement with Mr. Lowrey pursuant to which the Bank has agreed to pay Mr. Lowrey certain amounts upon his termination of employment due to death, disability, by the Bank without cause, by Mr. Lowrey with good reason or in connection with a change in control of the Company or the Bank. Please refer to the “Compensation Discussion and Analysis” for information regarding the provisions contained in Mr. Lowrey’s employment agreement with respect to these matters.

The table below quantifies the potential payments to Mr. Lowrey upon his termination under the following circumstances:

By the
			Company or	By the
			the Bank	Company or
			without	the Bank
			Cause or by the	without
			Executive	Cause or by the
Mr. Lowrey’s			for Good Reason	Executive
Benefits and Payments			(during	for Good Reason
Upon Termination or			change in	(no change
Change of Control(1)	Death	Disability	control period)	in control)	Change in Control

Cash Payments	$500,000	X	$2,640,625	$1,500,000	X
Acceleration of Equity Awards	$4,178,856	$4,178,856	$4,178,856	$4,178,856	$4,178,856
Value of Benefits Continuation	X	X	$27,551	$27,551	X
Total	$4,678,856	$4,178,856	$6,847,032	$5,706,407	$4,178,856

(1)	For purposes of this analysis, we assumed that Mr. Lowrey’s termination was effective December 31, 2010 and that he had been paid all his base salary through the termination date. Mr. Lowrey has not deferred any amounts under the Company’s deferred compensation plan. Mr. Lowrey’s base salary on December 31, 2010 was $500,000.

Donald F. Cole

The Company has entered into an employment agreement with Mr. Cole pursuant to which the Company has agreed to pay Mr. Cole certain amounts upon his termination of employment due to death, disability, by the Company without cause, by Mr. Cole with good reason or in connection with a change in control of the

Company. Please refer to the “Compensation Discussion and Analysis” for information regarding the provisions contained in Mr. Cole’s employment agreement with respect to these matters.

The table below quantifies the potential benefits to Mr. Cole upon his termination under the following circumstances:

			By the Company	By the Company
			without Cause or by	without Cause or
Mr. Coles’s			the Executive for	by the Executive
Benefits and Payments			Good Reason (during	for Good Reason
Upon Termination or			change in control	(no change in
Change of Control(1)	Death	Disability	period)	control)	Change in Control

Cash Payments	$450,000	X	$1,950,000	$1,125,000	X
Acceleration of Equity Awards	$2,266,973	$2,266,973	$2,266,973	$2,266,973	$2,266,973
Value of Benefits Continuation	X	X	$28,709	$28,709	X
Total	$2,716,973	$2,266,973	$4,245,682	$3,420,682	$2,266,973

(1)	For purposes of this analysis, we assumed that Mr. Cole’s termination was effective December 31, 2010 and that he had been paid all his base salary through the termination date. Mr. Cole has not deferred any amounts under the Company’s deferred compensation plan. Mr. Cole’s base salary on December 31, 2010 was $450,000.

DIRECTOR COMPENSATION
(for the fiscal year ended December 31, 2010)

Company Outside Directors

The compensation program for Company outside directors consists of annual retainer fees, meeting fees and long-term equity awards. The Company pays its directors an annual retainer fee of $50,000. Members of the Audit Committee are paid an additional retainer fee of $10,000, or $20,000 in the case of the chairperson. Members of certain other Board committees are paid an additional retainer fee of $7,500 for each committee on which they serve, or $15,000 in the case of the chairperson of each such other committee. In addition, from time to time the Company may establish special or other committees for which members may receive similar compensation. All retainer fees are generally paid within two weeks of our Annual Meeting of Stockholders. Each director also receives $1,000 for each Board meeting attended (in person or telephonically), and members of the Audit Committee and members of certain other Board committees are paid $2,000 and $1,000, respectively, for each meeting of their respective committees attended (in person or telephonically). Meeting fees are paid quarterly.

Directors may elect to receive their annual retainers and meeting fees in whole or in part in the form of cash, immediately vested shares of restricted stock and/or immediately exercisable stock options. Restricted stock is valued based on the closing market price of the Company’s common stock on the grant date, and stock options are valued in an amount equal to five times the number of shares that would have been payable had the director elected to receive fees in the form of restricted stock. Stock options have a ten-year term and an exercise price equal to at least the closing market price of the Company’s common stock on the grant date.

In connection with each Annual Meeting of Stockholders, each director then serving on the Board receives a long-term equity award of $75,000, which is paid, at the election of each director, in whole or in part in shares of restricted stock and/or stock options calculated as described in the preceding paragraph.

Unlike annual retainers and meeting fees, restricted stock and options paid for long-term equity awards are intended to vest or become exercisable in full, as applicable, one year after the grant date. The Company sets these vest dates on the date of the next Annual Meeting of Stockholders. For unvested restricted stock, cash dividends paid during the vesting period are credited in the form of additional shares of unvested restricted stock with the same vesting schedule as the restricted stock to which they relate. Stock options have a ten-year term and an exercise price equal to at least the closing market price of the Company’s common stock on the grant date.

CapitalSource Bank Outside Directors

During 2010, Mr. Hosler served as a director for both the Company and CapitalSource Bank (the “Bank”). The compensation program for outside directors of the Bank consists of an annual retainer and an initial long-term equity award of the Company’s common stock.

For service as Bank directors, including on committees of the Bank board and attendance at Bank board and committee meetings, the Bank pays outside directors an annual retainer of $75,000 paid quarterly. Bank directors may elect to receive retainer payments in whole or in part in the form of cash or fully vested shares of the Company’s common stock and/or immediately exercisable options to purchase shares of the Company’s common stock. The common stock is valued based on the closing market price of the Company’s common stock on the grant date, and options are valued in an amount equal to five times the number of shares that would have been payable had the director elected to receive payment in the form of the Company’s common stock. Stock options have a ten-year term and an exercise price equal to at least the closing market price of the Company’s common stock on the grant date.

Each outside Bank director joining the Bank board receives a one-time long-term equity award of $50,000, payable, at the election the director, in whole or in part, in restricted shares of the Company’s common stock and/or stock options calculated in the same manner as described in the preceding paragraph. Unlike retainer payments, restricted stock and options granted as long-term equity awards will vest or become exercisable, as applicable, in three equal installments on the first, second and third anniversaries of the director’s first day of service as a Bank director if the director is still serving as a Bank director on such anniversary dates. Cash dividends paid during the vesting periods on unvested restricted stock are credited in the form of additional shares of unvested restricted stock with the same vesting schedule as the restricted stock to which they relate. Stock options have a ten-year term and an exercise price equal to at least the closing market price of the Company’s common stock on the grant date.

Company and Bank Directors may elect to defer retainers, fees and equity awards received in cash or restricted stock into restricted stock units under our deferred compensation plan with the same vesting as the restricted stock to which they relate. A restricted stock unit is an unfunded right to receive one share of our common stock at a future date. Restricted stock units are credited with dividend equivalents in the form of additional stock units with the same vesting schedule as the restricted stock units to which they relate and are payable in the form of common stock at the earlier of the date elected by the director or in a lump sum or annual payments following termination of the director’s service.

Neither Company nor Bank Directors receive any perquisites or above-market nonqualified deferred compensation plan earnings. Company and Bank Directors are reimbursed for their reasonable expenses of attending applicable Board and committee meetings. During 2010, inside directors received no separate compensation for their service as a director and are not included in the table.

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards(1)	Awards(1)	Total
Name	($)	($)	($)	($)

William G. Byrnes(2)	—	177,999	—	177,999
Frederick W. Eubank, II(3)	—	160,004	—	160,004
Andrew B. Fremder(4)	94,194	74,999	—	169,193
C. William Hosler(5)	—	285,539	—	285,539
Timothy M. Hurd(6)	—	—	467,844	467,844
Sara Grootwassink Lewis(7)	108,500	—	228,073	336,573

(1)	Amounts shown in these columns represent aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are included in footnote 18 of the Company’s 2010 audited consolidated financial statements. The aggregate number of restricted stock, restricted stock units and option awards outstanding at December 31, 2010 appears below in the “Outstanding Director Equity Awards at Fiscal Year End” table.

(2)	Mr. Byrnes received director compensation in deferred restricted stock awards in the form of restricted stock units. The restricted stock unit awards represent 100% of his annual retainer, 2010 meeting fees and his long-term equity award. During 2010, Mr. Byrnes received the following awards: 1,073 restricted stock units on March 31, 2010 with a grant date fair value of $5,998; 12,417 restricted stock units on April 29, 2010 with a grant date fair value of $74,999; 11,589 restricted stock units on April 29, 2010 with a grant date fair value of $69,997; 2,521 restricted stock units on June 30, 2010 with a grant date fair value of $12,000; 1,124 restricted stock units on September 30, 2010 with a grant date fair value of $6,002; and 1,268 restricted stock units on December 31, 2010 with a grant date fair value of $9,003.

(3)	Mr. Eubank received director compensation in deferred restricted stock awards in the form of restricted stock units. The restricted stock unit awards represent 100% of his annual retainer, 2010 meeting fees and his long-term equity award. During 2010, Mr. Eubank received the following awards: 716 restricted stock units on March 31, 2010 with a grant date fair value of $4,002; 10,762 restricted stock units on April 29, 2010 with a grant date fair value of $65,002; 12,417 restricted stock units on April 29, 2010 with a grant date fair value of $74,999; 1,471 restricted stock units on June 30, 2010 with a grant date fair value of $7,002; 749 restricted stock units on September 30, 2010 with a grant date fair value of $4,000 and 704 restricted stock units on December 31, 2010 with a grant date fair value of $4,999.

(4)	Mr. Fremder received director compensation in cash and deferred restricted stock awards in the form of restricted stock units. The cash fees represent his annual retainers and meeting fees. The restricted stock unit award represents his 2010 long-term equity award. During 2010, Mr. Fremder received the following award: 12,417 restricted stock units on April 29, 2010 with a grant date fair value of $74,999.

(5)	Mr. Hosler received director compensation in deferred restricted stock awards in the form of restricted stock units. The restricted stock unit awards represent his annual retainers, 2010 meeting fees and long-term equity awards. For his service as a director for both the Company and CapitalSource Bank, as applicable, Mr. Hosler received the following awards in 2010: 537 restricted stock units on March 31, 2010 with a grant date fair value of $3,002; 857 restricted stock units on March 31, 2010 with a grant date fair value of $4,791; 8,945 restricted stock units March 31, 2010 with a grant date fair value of $50,002: 11,175 restricted stock units on April 29, 2010 with a grant date fair value of $67,497; 12,417 restricted stock units on April 29, 2010 with a grant date fair value of $74,999; 2,731 restricted stock units on June 30, 2010 with a grant date fair value of $12,999; 3,939 restricted stock units on June 30, 2010 with a grant date fair value of $18,750; 1,124 restricted stock units on September 30, 2010 with a grant date fair value of $6,002; 3,511 restricted stock units on September 30, 2010 with a grant date fair value of $18,749; 1,408 restricted stock units on December 31, 2010 with a grant date fair value of $9,997 and 2,641 restricted stock units on December 31, 2010 with a grant date fair value of $18,751.

(6)	Mr. Hurd received director compensation in stock option awards. The stock options represent his annual retainers, 2010 meeting fees and long-term equity award. During 2010, Mr. Hurd received the following awards: 2,683 stock options on March 31, 2010 with a grant date fair value of $9,068; 53,808 stock options on April 29, 2010 with a grant date fair value of $197,664; 62,086 stock options on April 29, 2010 with a grant date fair value of $228,073; 7,353 stock options on June 30, 2010 with a grant date fair value of $11,796; 3,745 stock options on September 30, 2010 with a grant date fair value of $12,041; and 2,113 stock options on December 31, 2010 with a grant date fair value of $9,202.

(7)	Ms. Grootwassink Lewis received director compensation in cash and stock option awards. The cash fees represent 100% of her 2010 meeting fees and annual retainers. The stock options represent her long-term equity award. During 2010, Ms. Grootwassink Lewis received the following award: 62,086 stock options on April 29, 2010 with a grant date fair value of $228,073.

OUTSTANDING DIRECTOR EQUITY AWARDS
AT FISCAL YEAR-END
(for the fiscal year ended December 31, 2010)

Restricted Stock or
	Restricted Stock Units	Stock Option Awards(#)
Name	(vested/unvested)(#)(1)	(exercisable/unexercisable)(1)

William G. Byrnes	108,020/12,483	35,477/—
Frederick W. Eubank, II	101,888/12,483	18,486/—
Andrew B. Fremder	60,701/12,483	18,486/—
C. William Hosler	103,629/21,474	—/—
Timothy M. Hurd	157/—	493,729/62,086
Sara Grootwassink Lewis	29,820/—	146,590/62,086

(1)	All unvested Restricted Stock, Restricted Stock Units and Stock Option Awards will vest on the date of our 2011 Annual Meeting, except that 2,998 of Mr. Hosler’s Restricted Stock Units vested on March 9, 2011, 2,997 will vest on March 9, 2012 and 2,996 will vest on March 9, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2010 fiscal year for (i) compensation plans previously approved by the Company’s stockholders and (ii) compensation plans not previously approved by the Company’s stockholders:

(1) the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(2) the weighted-average exercise price of such outstanding options, warrants and rights; and

(3) other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted Average	Future Issuance Under
	Issued Upon Exercise of	Exercise price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders(1)	8,196,241	$5.44	33,010,444
Equity compensation plans not approved by stockholders(2)	48,937	$7.83	—

Total	8,245,178	$5.45	33,010,444

(1)	The equity compensation plan approved by stockholders is the Company’s Third Amended and Restated Equity Incentive Plan.

(2)	In December 2002, we granted options to two employees to purchase 75,000 and 30,000 shares, respectively, in each case at a price of $8.52 per share. The options vested 20% on the date of grant and vested in equal installments over the next four anniversaries of the grant date. The options will expire in December 2012 if not previously exercised. In connection with our grant of these options, Messrs. Delaney and Fish granted us reciprocal options to purchase an aggregate of 105,000 shares of our common stock held by them, if and to the extent the options granted to the two employees are exercised. In connection with our earnings and profits dividend paid in February 2006, the total number of shares underlying the option and the exercise price were adjusted to 114,187 and $7.83, respectively.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The information presented below regarding beneficial ownership of common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the vesting of any restricted stock unit or the exercise of any stock option or other right.

Except as otherwise noted in the footnotes below, the following table presents, as of March 7, 2011, information based on the Company’s records and filings with the SEC regarding beneficial ownership of the following persons:

•	each person, other than directors and executive officers, known by us to be the beneficial owner of more than 5% of our common stock;

•	each director and each nominee to the Board of Directors;

•	the Company’s Executive Chairman, Co-Chief Executive Officers and Chief Financial Officer and the other named executive officers for 2010; and

•	all directors and executive officers of the Company as a group.

Except as described below, for all shares owned, the Company believes that each director or executive officer possesses sole voting power and sole investment power.

The percentage of shares beneficially owned is based on 323,331,112 outstanding shares of our common stock as of March 7, 2011.

Unless otherwise specified, the address for each person is c/o CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815.

Name of Executive Officer, Director or 5%	Shares Beneficially	Percentage of Shares
Beneficial Owner	Owned	Beneficially Owned

FMR LLC(1)	32,145,749	9.94%
Luxor Capital Group, LP and affiliates(2)	17,261,953	5.34%
John K. Delaney(3)	7,717,964	2.37%
Steven A. Museles(4)	709,799	*
James J. Pieczynski(5)	689,993	*
Douglas Hayes Lowrey(6)	539,276	*
Donald F. Cole(7)	381,376	*
William G. Byrnes(8)	204,604	*
Frederick W. Eubank, II(9)	227,438	*
Andrew B. Fremder(10)	129,170	*
Sara Grootwassink Lewis(11)	253,567	*
C. William Hosler(12)	121,110	*
Timothy M. Hurd(13)(14)	5,703,047	1.76%
All directors and executive officers as a group (13 persons including those named above)(15)	16,908,642	5.15%

*	Less than one percent.

(1)	Ownership information as of December 31, 2010, based on a Schedule 13G/A filed with the SEC on February 14, 2011. FMR LLC has sole power to dispose of 32,145,749 shares of the Company’s common stock. Fidelity Management and Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR LLC, and beneficially owns such 32,145,749 shares of the Company’s common stock as a result of its role as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Through their control of Fidelity, FMR LLC and Edward C. Johnson 3d, as the chairman and predominant owner of FMR LLC, have the sole power to dispose of such 32,145,749 shares. Ownership information does not include 166,085 shares of the Company’s common stock reported by FMR LLC in the Schedule 13G/A filed with the SEC on February 14, 2011 as beneficially owned by the entities referenced in such Schedule 13G/A as a result of the assumed conversion of the Company’s convertible notes. The address for FMR LLC, Fidelity and Edward C. Johnson 3d is 82 Devonshire Street, Boston, MA 02109.

(2)	Ownership information as of December 31, 2010, based on a Schedule 13G/A filed with the SEC on February 14, 2011. Luxor Capital Group, LP, Luxor Management, LLC and Christian Leone have shared voting and dispositive power of 17,261,953 shares of the Company’s common stock. LCG Holdings, LLC has shared voting and dispositive power of 15,990,265 shares of the Company’s common stock. Each of the following entities (collectively, the “Luxor Funds”) has shared voting and dispositive power over the number of shares of the Company’s common stock opposite the name of such Luxor Fund:

Number of Shares of
the Company’s
Luxor Fund	Common Stock

Luxor Capital Partners, LP	4,822,142
Luxor Spectrum, LLC	138,118
Luxor Wavefront, LP	2,105,549
Luxor Capital Partners Offshore Master Fund, LP	7,502,755
Luxor Capital Partners Offshore, Ltd.	7,502,755
Luxor Spectrum Offshore Master Fund, LP	1,421,701
Luxor Spectrum Offshore, Ltd.	1,421,701

Luxor Capital Group, LP acts as the investment manager to each of the Luxor Funds and Luxor Management, LLC is the general partner of Luxor Capital Group, LP. LCG Holdings, LLC is the general partner of certain of the Luxor Funds. Mr. Leone is the managing member of each of Luxor Management, LLC and LCG Holdings, LLC. Each of Luxor Capital Group, LP, Luxor Management, LLC and Mr. Leone may be deemed to beneficially own the shares of the Company’s common stock directly held by the Luxor Funds. LCG Holdings LLC may be deemed to beneficially own the shares of the Company’s common stock directly held by the Luxor Funds of which it is the general partner. The address of each of the Luxor Capital Partners, LP, Luxor Spectrum, LLC, Luxor Wavefront, LP, Luxor Capital Group, LP, Luxor Management, LLC, LCG Holdings, LLC and Mr. Leone is 767 Fifth Avenue, 19th Floor, New York, New York 10153. The address of each of Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Offshore, Ltd., Luxor Spectrum Offshore Master Fund, LP and Luxor Spectrum Offshore, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(3)	Includes options to purchase 800,000 shares that are currently exercisable, 2,201,053 vested stock units, 3,363,432 shares as to which Mr. Delaney may be deemed to share voting and investment power, 353,479 shares that are directly held by the Delaney Family Trust with respect to which Mr. Delaney’s mother serves as the trustee, 465,000 shares that are directly held by a GRAT for which Mr. Delaney serves as the trustee, 465,000 shares that are directly held by a GRAT for which Mr. Delaney’s spouse serves as the trustee and 35,000 shares that are directly held by Mr. Delaney’s spouse.

(4)	Includes options to purchase 283,334 shares that are currently exercisable and 341,899 shares as to which Mr. Museles may be deemed to share voting and investment power.

(5)	Includes options to purchase 357,625 shares that are currently exercisable, 4,000 shares that are directly held by Mr. Pieczynski’s spouse and 325,165 shares as to which Mr. Pieczynski may be deemed to share voting and investment power, including 1,119 shares beneficially owned by Mr. Pieczynski that are directly held by the Pieczynski Living Trust with respect to which Mr. Pieczynski and his spouse serve as trustees.

(6)	Includes options to purchase 83,334 shares that are currently exercisable and 29,859 shares beneficially owned by Mr. Lowrey that are directly held by the Lowrey Family Trust, with respect to which Mr. Lowrey and his spouse serve as trustees and Mr. Lowrey may be deemed to share voting and investment power, and which are held in a margin account and may be pledged as security for margin debt.

(7)	Includes options to purchase 125,000 shares that are currently exercisable and 9,129 shares that are held in a margin account and may be pledged as security for margin debt and as to which Mr. Cole may be deemed to share voting and investment power.

(8)	Includes options to purchase 35,477 shares that are currently exercisable, 120,503 restricted stock units that are currently vested or that will vest within 60 days of March 7, 2011, and 8,875 shares as to which Mr. Byrnes may be deemed to share voting and investment power.

(9)	Includes options to purchase 18,486 shares that are currently exercisable and 114,371 restricted stock units that are currently vested or that will vest within 60 days of March 7, 2011. Mr. Eubank’s address is c/o Pamlico Capital Management, LP, 150 North College Street, Suite 2400, Charlotte, NC 28202.

(10)	Includes options to purchase 18,486 shares that are currently exercisable and 73,184 restricted stock units that are currently vested or that will vest within 60 days of March 7, 2011.

(11)	Includes options to purchase 208,676 shares that are currently exercisable or that will become exercisable within 60 days of March 7, 2011 and 29,820 restricted stock units that are currently vested.

(12)	Includes 119,110 restricted stock units that are currently vested or that will vest within 60 days of March 7, 2011.

(13)	Includes options to purchase 555,815 shares that are currently exercisable or exercisable within 60 days of March 7, 2011 and 157 restricted stock units that are currently vested. All other shares are held or beneficially owned by MDCP, MDSE and SAF as reported in Footnote (14) below. Mr. Hurd is a Managing Director of the general partner of MDP III and a limited partner of MDP III, and therefore may be deemed to share voting and investment power over such shares (except as indicated in Footnote (14) below) and therefore to beneficially own such shares. Mr. Hurd disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The address for Mr. Hurd is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, Chicago, IL 60602.

(14)	Includes 5,024,958 shares held directly or beneficially owned by Madison Dearborn Capital Partners III, L.P. (“MDCP”), 111,575 shares held directly or beneficially owned by Madison Dearborn Special Equity III, L.P. (“MDSE”), and 2,024 shares held directly by Special Advisors Fund I, LLC (“SAF”). The shares held or beneficially owned by MDCP, MDSE and SAF may be deemed to be beneficially owned by Madison Dearborn Partners III, L.P. (“MDP III”), the general partner of MDCP and MDSE and the manager of SAF. As the sole members of a limited partner committee of MDP III that has the power, acting by majority vote, to vote or dispose of the shares directly held or beneficially owned by MDCP, MDSE and SAF, John A. Canning, Paul J. Finnegan and Samuel M. Mencoff have shared voting and investment power over such shares. MDP III, MDCP, MDSE and SAF may be deemed to be a group for purposes of Rule 13(d)-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but expressly disclaim group attribution other than as disclosed in a Schedule 13D/A filed for MDP III with respect to these shares. Messrs. Canning, Finnegan and Mencoff and MDP III each hereby disclaims any beneficial ownership of any shares directly held or beneficially owned by MDCP, MDSE and SAF, except to the extent of their respective pecuniary interests therein. The address for the Madison Dearborn Partners entities and persons is Three First National Plaza, Suite 4600, Chicago, IL 60602.

(15)	Includes options to purchase 2,511,233 shares that are currently exercisable or exercisable within 60 days of March 7, 2011, and 2,658,198 stock units that are currently vested or that will vest within 60 days of March 7, 2011.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that all of our directors, executive officers and beneficial owners of more than 10% of our common stock reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal 2010.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Matters

As of the date of this proxy statement, the Board does not intend to present any matter for action at the 2011 Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Stockholder Proposals for 2012 Annual Meeting

Stockholder proposals for the Company’s 2012 Annual Meeting must be received by the Company at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, addressed to the Corporate Secretary by November 19, 2011 to be considered timely or to be eligible for inclusion in the proxy materials. A stockholder who wishes to present a proposal at the Company’s 2012 Annual Meeting, but who does not request that the Company solicit proxies for the proposal, must submit the proposal to the Company at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, addressed to the Corporate Secretary by November 19, 2011.

Cost of Soliciting Proxies

The cost of soliciting proxies will be borne by the Company. In addition to the original solicitation of proxies, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Company stockholders may be “householding” our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Notice of Internet Availability of Proxy Materials (“Notice”), proxy statement and annual report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice, proxy statement and annual report, please notify your broker to discontinue householding.

If you are a holder of record and would like to consent to householding or, alternatively, to revoke your householding consent and receive a separate copy of the Notice, proxy statement and annual report in the future, please contact Broadridge Financial Solutions, Inc. (Broadridge), either by calling toll free at 800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, USA.

Annual Report

Annual Meeting Materials

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the Company’s 2010 Annual Report on Form 10-K have been made available to all stockholders entitled to notice of, and to vote at, the 2011 Annual Meeting. You may request a copy of our 2010 Annual Report by following the directions on the Notice of Internet Availability of Proxy Materials, or by writing to our Investor Relations Department at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815. These materials also are available on our website at www.capitalsource.com. The 2010 Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy soliciting material.

March 18, 2011

CAPITALSOURCE INC.
5404 WISCONSIN AVENUE, 2ND FLOOR
CHEVY CHASE, MD 20815
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐

01	Frederick W. Eubank, II 02 Timothy M. Hurd 03 Steven A. Museles

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for 2011.		☐	☐	☐

3	An advisory vote on the compensation of our named executive officers.		☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR on the following:		1 year	2 years	3 years	Abstain

4	An advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐
NOTE: THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

CAPITALSOURCE INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS

Annual Meeting of Stockholders - April 27, 2011
The undersigned hereby appoints John K. Delaney and Steven A. Museles, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 27, 2011 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.
Please cast your votes on the reverse side as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and FOR ONE YEAR on Proposal 4. To vote in accordance with the Board of Directors’ recommendation, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendation.
     Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side